EXHIBIT 2.1

Execution version

PURCHASE AND SALE AGREEMENT
among
ALINDA GAS DELAWARE LLC,
ALINDA INFRASTRUCTURE FUND I, L.P.
and
AIRCRAFT SERVICES CORPORATION
as Sellers,

and
BLACK HILLS UTILITY HOLDINGS, INC.
as Buyer
dated as of July 12, 2015

	TABLE OF CONTENTS

Article I	DEFINITIONS AND CONSTRUCTION	2
1.1	Definitions	2
1.2	Rules of Construction	13

Article II	PURCHASE AND SALE AND CLOSING	14
2.1	Purchase and Sale	14
2.2	Alinda Sellers Equity Purchase Price	14
2.3	ASC Equity Purchase Price	14
2.4	Closing	15
2.5	Closing Deliveries by Sellers to Buyer	15
2.6	Closing Deliveries by Buyer to Sellers	15
2.7	Purchase Price Adjustments	16
2.8	Purchase Price Allocation	19

Article III	REPRESENATIONS AND WARRANTIES REGARDING ALINDA SELLERS	20
3.1	Organization	20
3.2	Authority	20
3.3	No Conflicts; Consents and Approvals	20
3.4	Title to Interests	21
3.5	Alinda Acquired Companies	21
3.6	Alinda Tax Matters	22
3.7	Legal Proceedings	23
3.8	Brokers	23

Article IV	REPRESENTATIONS AND WARRANTIES REGARDING ASC	23
4.1	Organization	23
4.2	Authority	23
4.3	No Conflicts; Consents and Approvals	23
4.4	Title to Interests	24
4.5	Legal Proceedings	24
4.6	Brokers	24

Article V	REPRESENTATIONS AND WARRANTIES REGARDING THE PROJECT COMPANIES	24
5.1	Organization	24
5.2	No Conflicts; Consents and Approvals	24
5.3	Capitalization; Ownership	25
5.4	Insurance	26
5.5	Business	26
5.6	Legal Proceedings	26
5.7	Compliance with Laws and Orders	26
5.8	Financial Statements	26
5.9	Taxes	27

i

5.10	Contracts	28
5.11	Real Property	29
5.12	Permits	30
5.13	Environmental Matters	31
5.14	Intellectual Property	31
5.15	Employees and Labor Matters	31
5.16	Employee Benefits	32
5.17	Regulation as a Utility	33
5.18	OFAC and Anti-Corruption Laws	33

Article VI	REPRESENTATIONS AND WARRANTIES OF BUYER	34
6.1	Organization	34
6.2	Authority	34
6.3	No Conflicts	34
6.4	Legal Proceedings	35
6.5	Compliance with Laws and Orders	35
6.6	Brokers	35
6.7	Acquisition as Investment	35
6.8	Financial Resources	35
6.9	OFAC and Anti-Corruption Laws	35
6.10	Opportunity for Independent Investigation	36

Article VII	COVENANTS	36
7.1	Regulatory and Other Approvals	36
7.2	Access of Buyer	40
7.3	Conduct of Business	41
7.4	Certain Restrictions	41
7.5	Termination of Certain Services	43
7.6	D&O Indemnity	43
7.7	Tax Matters	43
7.8	Public Announcements	45
7.9	Updating	45
7.10	Retention and Severance Benefits	46
7.11	WARN Act	46
7.12	Use of Certain Names	46
7.13	Indebtedness and Distributions	46
7.14	Insurance	47
7.15	Further Assurances	47
7.16	Continuing Employees	47
7.17	Cooperation with Financing	48
7.18	Financing	49

Article VIII	BUYER’S CONDITIONS TO CLOSING	50
8.1	Representations and Warranties	50

8.2	Performance	50
8.3	Officer’s Certificate	50
8.4	Orders and Laws	50
8.5	[Reserved]	50
8.6	Required Regulatory Approvals, HSR Act	50
8.7	Resignation of Managers, Officers and Directors	51
8.8	Material Adverse Effect	51

Article IX	SELLERS’ CONDITIONS TO CLOSING	51
9.1	Representations and Warranties	51
9.2	Performance	51
9.3	Officer’s Certificate	51
9.4	Orders and Laws	51
9.5	Consents and Approvals	51
9.6	Required Regulatory Approvals	51

Article X	TERMINATION	52
10.1	Termination	52
10.2	Effect of Termination	52

Article XI	LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION	53
11.1	Indemnity	53
11.2	Limitations of Liability	54
11.3	Waiver of Claims	57
11.4	Assumed Liabilities	57
11.5	Waiver of Other Representations	57
11.6	Waiver of Remedies	58
11.7	Procedure with Respect to Third-Party Claims	59
11.8	Procedure with Respect to Direct Claims	60
11.9	Access to Information	61

Article XII	MISCELLANEOUS	61
12.1	Notice	61
12.2	Entire Agreement	63
12.3	Expenses	63
12.4	Disclosure	64
12.5	Waiver	64
12.6	Amendment	65
12.7	No Third Party Beneficiary	65
12.8	Assignment; Binding Effect	65
12.9	Headings	65
12.10	Invalid Provisions	65
12.11	Counterpart; Facsimile	65
12.12	Governing Law; Venue; and Jurisdiction	65
12.13	Attorneys’ Fees	66

12.14	Specific Performance	66
12.15	Waiver	67
12.16	Parent Guaranty	67

EXHIBITS

Exhibit A	Form of Option Agreement
Exhibit B	Form of Purchased ASC Interests Assignment Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Parent Guaranty

SCHEDULES

Schedule 1.1-A	Net Working Capital Sample Calculation
Schedule 1.1-K	Knowledge Individuals
Schedule 1.1-PL	Permitted Liens
Schedule 1.1-R	Retention and Severance Letters
Schedule 3.3(b)	Alinda Sellers Approvals
Schedule 3.4	Alinda Sellers Title to Interests Exceptions
Schedule 3.6	Alinda Sellers Tax Matters
Schedule 4.3(b)	ASC Seller Approvals
Schedule 4.4	ASC Title to Interests Exceptions
Schedule 5.2	Company Consents
Schedule 5.3	Ownership
Schedule 5.4	Insurance
Schedule 5.5	Business
Schedule 5.6	Legal Proceedings
Schedule 5.7	Compliance with Laws and Orders
Schedule 5.8	Liabilities
Schedule 5.9	Taxes
Schedule 5.10(a)	Material Contracts
Schedule 5.10(c)	Contracts lacking Full Force and Effect
Schedule 5.10(d)	Contracts in Breach or Default
Schedule 5.11	Real Property
Schedule 5.13(a)	Environmental Matters
Schedule 5.14	Intellectual Property
Schedule 5.15	Employees and Labor Matters
Schedule 5.16(a)	Project Companies Benefit Plans
Schedule 6.3	Buy Approvals
Schedule 7.4	Conduct of Business

v

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement dated as of July 12, 2015 (this “Agreement”) is made and entered into by and among Alinda Gas Delaware LLC, a Delaware limited liability company (“Alinda Gas Delaware”), Alinda Infrastructure Fund I, L.P., a Delaware limited partnership (“Alinda Fund” and together with Alinda Gas Delaware, “Alinda Sellers” and each an “Alinda Seller”), and Aircraft Services Corporation, a Nevada corporation (“ASC” and together with Alinda Sellers, collectively “Sellers” and each a “Seller”), and Black Hills Utility Holdings, Inc., a South Dakota corporation (“Buyer”).
RECITALS
WHEREAS, Alinda Fund owns all of the issued and outstanding shares of capital stock (“Alinda Holding I Stock”) of Alinda Gas I, Inc., a Delaware corporation (“Alinda Holding I”);
WHEREAS, Alinda Holding I owns 18.5 of the Class B Units (“Alinda Gas Company Interests”) in SourceGas Holdings LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Alinda Gas Delaware owns all of the issued and outstanding shares of capital stock (“Alinda Holding II Stock” and, together with the Alinda Holding I Stock, the “Alinda Holding Stock”) of Alinda Gas II, Inc., a Delaware corporation (“Alinda Holding II” and, together with Alinda Holding I, the “Alinda Holders”);
WHEREAS, Alinda Holding II owns all of the equity interests in Alinda Investments LLC, a Delaware limited liability company (“Alinda Investments”);
WHEREAS, Alinda Investments owns 31.5 of the Class B Units (“Alinda Investment Company Interests”) in the Company;
WHEREAS, ASC is the owner of 50 of the Class A Units (the “ASC Interests”) in the Company;
WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell, and Buyer desires to purchase, (i) the Alinda Holding Stock and (ii) 49.5 Class A Units in the Company (the “Purchased ASC Interests” and collectively with the Alinda Holding Stock, the “Acquired Interests”), in exchange for payment of the consideration specified in this Agreement; and
WHEREAS, ASC and Buyer desire to enter into an option agreement in the form attached hereto as Exhibit A (the “Option Agreement”) at Closing, whereby ASC shall have the option to sell to Buyer, and Buyer shall have the option to purchase from ASC, one half (0.5) Class A Unit in the Company, subject to and in accordance with the terms of the Option Agreement.
STATEMENT OF AGREEMENT
Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 6.7.
“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was calculated in accordance with GAAP, applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by the Project Companies in the preparation of the financial statements described in Section 5.8.
“Acquired Company” means each of the Alinda Holders, Alinda Investments, and the Project Companies and “Acquired Companies” means the Alinda Holders, Alinda Investments, and the Project Companies, collectively.
“Acquired Interests” has the meaning given to it in the recitals to this Agreement.
“Actual CapEx Amount” means the aggregate amount of all capital expenditures that are either (a) incurred and paid by the Project Companies from March 31, 2015 through the Closing Date or (b) incurred by the Project Companies from March 31, 2015 through the Closing Date and reflected as a Current Liability in the calculation of Net Working Capital of the Project Companies.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company. For the avoidance of doubt, the Project Companies are, prior to Closing, Affiliates of Sellers and, after Closing, shall cease to be Affiliates of Sellers and shall become Affiliates of Buyer.
“Agreement” has the meaning given to it in the introduction to this Agreement.
“Alinda Acquired Company” means each of Alinda Investments and the Alinda Holders and “Alinda Acquired Companies” means Alinda Investments and the Alinda Holders, collectively.
“Alinda Fund” has the meaning given to it in the introduction to this Agreement.

“Alinda Gas Company Interests” has the meaning given to it in the recitals to this Agreement.
“Alinda Gas Delaware” has the meaning given to it in the introduction to this Agreement.
“Alinda Holders” has the meaning given to it in the recitals to this Agreement.
“Alinda Holding I” has the meaning given to it in the recitals to this Agreement.
“Alinda Holding II” has the meaning given to it in the recitals to this Agreement.
“Alinda Holding I Stock” has the meaning given to it in the recitals to this Agreement.
“Alinda Holding II Stock” has the meaning given to it in the recitals to this Agreement.
“Alinda Holding Stock” has the meaning given to it in the recitals to this Agreement.
“Alinda Investment Company Interests” has the meaning given to it in the recitals to the Agreement.
“Alinda Investments” has the meaning given to it in the recitals to this Agreement.
“Alinda Sellers” or “Alinda Seller” has the meaning given to it in in the introduction to this Agreement.
“Alinda Sellers Approvals” has the meaning given to it in Section 3.3(b).
“Alinda Sellers Base Purchase Price” has the meaning given to it in Section 2.2(a).
“Alinda Sellers Closing Payment” has the meaning given to it in Section 2.6(a).
“Alinda Sellers Equity Purchase Price” has the meaning given to it in Section 2.2.
“Alinda Sellers Share” means 0.5.
“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.
“ASC” has the meaning given to it in the introduction to this Agreement.
“ASC Base Purchase Price” has the meaning given to it in Section 2.3(a).
“ASC Closing Payment” has the meaning given to it in Section 2.6(b).
“ASC Equity Purchase Price” has the meaning given to it in Section 2.3.

“ASC Interests” has the meaning given to it in the recitals to this Agreement.
“ASC Seller Approvals” has the meaning given to it in Section 4.3(b).
“ASC Share” means 0.495.
“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
“Assumed Liabilities” means all liabilities and obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) known and unknown arising out of or attributable to the pre- and post- Closing ownership of the Acquired Interests, including those under or arising out of the Company LLC Agreement or attributable to the ownership or operation of the Acquired Companies, but excluding (i) any federal or state income Tax liabilities associated with the ownership of the Acquired Interests prior to Closing and (ii) any liabilities or obligations associated exclusively with the Retained ASC Interest.
“Base Purchase Price” means the Alinda Sellers Base Purchase Price plus the ASC Base Purchase Price.
“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation or fringe benefit plan, and (e) any personal, vacation, holiday and sick or other leave policy.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Buyer” has the meaning given to it in the introduction to this Agreement.
“Buyer Approvals” has the meaning given to it in Section 6.3(c).
“Buyer Plan” has the meaning given to it in Section 7.16.
“Buyer’s Determination” has the meaning given to it in Section 2.7(a).
“CapEx Estimate” has the meaning given in Section 2.6(a)(iii).
“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person. For the avoidance of doubt, the Company LLC Agreement is a Charter Document of the Company.

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration.
“Claiming Party” has the meaning given to it in Section 11.7(a).
“Class A Units” has the meaning given to it in the Company LLC Agreement.
“Class B Units” has the meaning given to it in the Company LLC Agreement.
“Closing” means the consummation of the sale by Sellers, and the purchase by Buyer, of the Acquired Interests, as provided for in Section 2.4.
“Closing Date” means the date on which Closing occurs.
“Closing Indebtedness” means the Indebtedness of the Project Companies as of Closing, but excluding all Indebtedness among the Project Companies.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” means that certain commitment letter, dated as of July [__], 2015, among Credit Suisse Securities (USA) LLC, Credit Suisse AG and Black Hills Corporation.
“Company” has the meaning given to it in the recitals to this Agreement.
“Company Consents” has the meaning given to it in Section 5.2(a).
“Company Leased Real Property” has the meaning given to it in Section 5.11(b).
“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 30, 2007.
“Company Owned Real Property” has the meaning given to it in Section 5.11(a).
“Company Real Property Lease” has the meaning given to it in Section 5.11(b).
“Confidentiality Agreement” means that certain Confidentiality Agreement among Alinda Capital Partners LLC, GE Energy Financial Services, Inc. and Black Hills Corporation, dated as of April 24, 2015.
“Continuing Employee” has the meaning given to it in Section 7.16.
“Contract” means any legally binding written contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Current Assets” means the current assets of the Project Companies, including cash, cash equivalents, cash collateral posted as credit support by any Project Company and cash deposited by any Project Company in any reserve account, plus any amounts relating to the purchase of extended liability coverage described in Section 7.6, in each case, as determined in accordance with the Accounting Principles; provided, however, that, for the purpose of determining Current Assets any deferred Tax assets shall be excluded from the definition of Current Assets.
“Current Liabilities” means the current liabilities of the Project Companies, as determined in accordance with the Accounting Principles; provided, however, that, for the purpose of determining Current Liabilities, (a) any current portion of Indebtedness shall be excluded from the definition of Current Liabilities, (b) any deferred Tax liabilities shall be excluded from the definition of Current Liabilities, (c) any liabilities relating to purchase of extended liability coverage described in Section 7.6 shall be excluded from the definition of Current Liabilities, (d) current liabilities that are offset by non-current regulatory assets or insurance receivables in the financial statements described in Section 5.8 shall be excluded from the definition of Current Liabilities and (e) any liabilities relating to the Retention and Severance Letters shall be excluded from the definition of Current Liabilities.
“De Minimis Threshold” has the meaning given to it in Section 11.2(b).
“Deductible Amount” has the meaning given to it in Section 11.2(c).
“Direct Claim” has the meaning given to it in Section 11.8.
“Easements” has the meaning given to it in Section 5.11(d).
“Environmental Claim” means any claim, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of Environmental Law.
“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution, occupational health and safety, or protection of the environment, each as amended on or prior to the Closing Date.
“Equitable Principles” has the meaning given to it in Section 3.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Project Companies, or that is a member of the same “controlled group” as the Project Companies pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agreement” has the meaning given to it in Section 7.10.
“Financing” has the meaning given to it in Section 7.17.
“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Financing Sources Action” has the meaning given to it in Section 12.12.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Fundamental Representations” means those representations and warranties set forth in Article III, Article IV, Section 5.1 and Section 5.3.
“GAAP” means generally accepted accounting principles in the United States as in effect as of the date of this Agreement.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, or official instrumentality of any Federal, state, county, city, municipal, district, tribal or other political subdivision or similar governing entity.
“Guaranty” has the meaning given to it in Section 12.16.
“Hazardous Material” means and includes each substance regulated as a solid waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under capital leases, or (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person other than any Project Company.
“Indebtedness Estimate” has the meaning given to it in Section 2.6(a)(iv).
“Initial Ownership Date” means March 30, 2007.
“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b)

trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Interim Period” has the meaning given to it in Section 7.1.
“Knowledge” when used in a particular representation or warranty in this Agreement with respect to Sellers, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1-K, without inquiry.
“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any Governmental Authority.
“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.
“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment), but only to the extent the foregoing (a) are not reasonably expected to be covered, directly or indirectly, by (i) rate base recovery or (ii) a payment from a third party or by insurance or otherwise recoverable from third parties, (b) are net of any associated benefits arising in connection with any of the foregoing, including any associated Tax benefits and (c) are not included in Net Working Capital. For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.
“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that materially adversely affects the business, properties, financial condition or results of operations on the Project Companies, taken as a whole; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event or effect, constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, natural gas, electric power or capacity, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting any of the natural gas transportation, distribution, storage or sales industries, generally, or the target markets or systems of the Project Companies in particular; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any continuation of an adverse trend or condition; (f) any proposed or actual change in any Laws (including Environmental Laws) or GAAP; (g) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (h) strikes, work stoppages or other labor disturbances; (i) any change caused by the pending sale of the Acquired Interests to Buyer, including changes due to the credit rating of Buyer or its Affiliates; (j) any actions to be taken pursuant to or in accordance with this Agreement, or taken at the request of or with the consent of Buyer; (k) the announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Project Companies with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other Proceeding with respect to the transactions contemplated hereby; (l) any failure by any Project Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any event, change, effect, development, occurrence or condition underlying such failure has resulted in, or contributed to, a Material Adverse Effect), and (m) any matter disclosed in the Schedules.
“Material Contracts” has the meaning given to it in Section 5.10(a).
“Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA.
“Net Working Capital” means, with respect to the Project Companies, as of Closing (without giving effect to the purchase and sale contemplated hereby), the Current Assets minus the Current Liabilities, as determined in accordance with the accounting policies, practices, procedures, methods, categorizations and techniques as were used in the preparation of Schedule 1.1-A (sample calculation of Net Working Capital), and in accordance with the Accounting Principles.
“New Plan” has the meaning given to it in Section 7.16.
“Non-Company Affiliate” means any Affiliate of any Seller, except for the Acquired Companies.
“Non-Reimbursable Damages” has the meaning given to it in Section 11.6(b).
“NWC Estimate” has the meaning given to it in Section 2.6(a)(i).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Option Agreement” has the meaning given to it in the recitals to this Agreement.
“Outside Date” has the meaning given to it in Section 10.1(d).
“Party” or “Parties” means each of Buyer and Sellers.
“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.
“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by appropriate Proceedings, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Project Company, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring a Property or any commitments therefor that have been made available to Buyer or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Property, and all matters of record, (g) the terms and conditions of the Permits of the Project Companies or the Contracts listed on Schedule 5.10(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) any Lien to be released on or prior to Closing, (j) Liens reflected in the financial statements described in Section 5.8 and (k) the matters identified on Schedule 1.1-PL.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Pre-Closing Date Straddle Period” has the meaning given to it in Section 7.7(c).
“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law), administrative enforcement, judgment, order or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.
“Project Company” means each of the Company and Subsidiaries and “Project Companies” means the Company and Subsidiaries, collectively.
“Project Company Assets” means all of the Assets of the Project Companies.
“Project Company Benefit Plans” has the meaning given to it in Section 5.16(a).
“Project Company Employee” means an employee of a Project Company.
“Property” means the real property owned or leased by the Project Companies.
“Purchased ASC Interests” has the meaning given to it in the recitals to this Agreement.
“Purchased ASC Interests Assignment Agreement” means the ASC Interests Assignment Agreement by and between ASC and Buyer, dated as of the Closing Date, and in substantially the form attached hereto as Exhibit B, pursuant to which ASC assigns and transfers to Buyer, and Buyer accepts, the Purchased ASC Interests.
“Purchase Price” means the Alinda Sellers Equity Purchase Price plus the ASC Equity Purchase Price.
“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.8(a).

“Records” means the Project Companies’ books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information.
“Regulatory Entity” has the meaning given to it in Section 5.17.
“Regulatory Permits” has the meaning given to it in Section 5.17.
“Regulatory Proceeding” has the meaning given to it in Section 5.17.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Released Parties” has the meaning given to it in Section 11.3.
“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.
“Required Regulatory Approvals” means (i) the approval of the Arkansas Public Service Commission of the consummation of the transactions contemplated hereby; (ii) the approval by the Colorado Public Utilities Commission of the transactions contemplated hereby; (iii) the approval of the Nebraska Public Service Commission of the transactions contemplated hereby; and (iv) the approval of the Wyoming Public Service Commission of the transactions contemplated hereby.
“Responding Party” has the meaning given to it in Section 11.7(a).
“Retained ASC Interest” means one half (0.5) Class A Unit in the Company which, as of Closing, will be retained by ASC.
“Retention and Severance Letters” means letters issued by SourceGas LLC to certain Project Company Employees listed on Schedule 1.1-R on or around May 4, 2015 providing such employees certain benefits upon Closing and if their employment is terminated within twelve months of Closing.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including without limitation, a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.
“Schedules” means the schedules attached to this Agreement.
“Section 721” has the meaning given to it in Section 7.1(e)(v).
“Sellers” and “Seller” have the meaning given to them in the introduction to this Agreement.
“Sellers Appointees” means all current and former officers, managers, directors and similar persons of any Acquired Company that are or were employees of General Electric Company or Alinda Capital Partners LLC or any of their respective Affiliates, excluding employees of the Project Companies.
“Sellers Approvals” means the Alinda Sellers Approvals and the ASC Seller Approvals.
“Sellers’ Marks” has the meaning given to it in Section 7.12.
“SourceGas LLC” means SourceGas LLC, a Delaware limited liability company.
“Straddle Period” has the meaning given to it in Section 7.7(c).
“Subsidiary” means each of, and “Subsidiaries” means, collectively, SourceGas LLC, SourceGas Inc., a Delaware corporation, SourceGas International, Inc., a Delaware corporation, SourceGas Arkansas Inc., an Arkansas corporation, SourceGas Gas Supply Services Inc., a Colorado corporation, SourceGas Energy Services Company, a Colorado corporation, SourceGas Distribution LLC, a Delaware limited liability company, Rocky Mountain Natural Gas LLC, a Colorado limited liability company, and SourceGas Storage LLC, a Colorado limited liability company.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding or other taxes imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto.
“Tax Return” means any declaration, report, statement, form, return or other document or information filed with or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with collection or administration of such Tax for such Governmental Authority.
“Term Loan” has the meaning given to it in Section 7.4(i).
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges.
“UK Bribery Act” means the United Kingdom Bribery Act 2010.
1.2    Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f)Unless otherwise indicated, with respect to Sellers or the Project Companies, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Project Companies.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (i) Buyer agrees to purchase from the Alinda Sellers, and the Alinda Sellers agree to convey to Buyer, the Alinda Holding Stock and (ii) Buyer agrees to purchase from ASC, and ASC agrees to convey to Buyer, the Purchased ASC Interests.

2.2    Alinda Sellers Equity Purchase Price. The purchase price for the purchase and sale of the Alinda Holding Stock described in Section 2.1 is equal to the sum of (the “Alinda Sellers Equity Purchase Price”):
(a)    $824,830,000 (the “Alinda Sellers Base Purchase Price”);

(b)    plus, where the Net Working Capital is positive, the product of (i) the amount equal to the Net Working Capital and (ii) the Alinda Sellers Share;

(c)    minus, where the Net Working Capital is negative, the product of (i) the amount equal to the absolute value of the Net Working Capital and (ii) the Alinda Sellers Share;

(d)    plus, the product of (i) the amount equal to the Actual CapEx Amount and (ii) the Alinda Sellers Share; and

(e)    minus, the product of (i) the Closing Indebtedness and (ii) the Alinda Sellers Share.
with all such amounts identified in the immediately preceding clauses (a) through (e) paid free and clear of, and without any withholding or deduction for or on account of, any Tax.
2.3    ASC Equity Purchase Price. The purchase price for the purchase and sale of the Purchased ASC Interests described in Section 2.1 is equal to the sum of (the “ASC Equity Purchase Price”):

(a)    $866,820,000 (the “ASC Base Purchase Price”);

(b)    plus, where the Net Working Capital is positive, the product of (i) the amount equal to the Net Working Capital and (ii) the ASC Share;

(c)    minus, where the Net Working Capital is negative, the product of (i) the amount equal to the absolute value of the Net Working Capital and (ii) the ASC Share;

(d)    plus, the product of (i) the amount equal to the Actual CapEx Amount and (ii) the ASC Share; and

(e)    minus, the product of (i) the Closing Indebtedness and (ii) the ASC Share.
with all such amounts identified in the immediately preceding clauses (a) through (e) paid free and clear of, and without any withholding or deduction for or on account of, any Tax.
2.4    Closing. Closing shall take place at the offices of Bracewell & Giuliani, 1251 Avenue of the Americas, 49th Floor, New York, New York 10020 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Articles VIII and IX (other than conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Sellers mutually agree in writing. All actions listed in Section 2.5 or 2.6 that occur on the Closing Date shall be deemed to occur simultaneously at Closing.

2.5    Closing Deliveries by Sellers to Buyer. At Closing, ASC or the Alinda Sellers, as applicable, shall deliver, or shall cause to be delivered, to Buyer the following:

(a)    a counterpart of the Purchased ASC Interests Assignment Agreement executed by ASC;

(b)    certificates representing the Alinda Holding Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(c)    a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to each Seller;

(d)    a counterpart of the Escrow Agreement executed by each Seller;

(e)    a counterpart of the Option Agreement executed by ASC; and

(f)    such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.6    Closing Deliveries by Buyer to Sellers. At Closing, Buyer shall deliver to Sellers the following:

(a)    a wire transfer of immediately available funds in an amount in the aggregate equal to the Alinda Sellers’ Base Purchase Price (the Alinda Sellers Base Purchase Price, as adjusted pursuant to clauses (i) through (iv) of this Section 2.6(a), the “Alinda Sellers Closing Payment”), with the Alinda Sellers Closing Payment directed to the Alinda Sellers to such account as the Alinda Sellers shall have notified Buyer of at least two Business Days prior to the Closing Date:

(i)plus, where Sellers’ good faith estimate of the Net Working Capital (the “NWC Estimate”) is positive, the product of (1) the amount equal to the NWC Estimate and (2) the Alinda Sellers Share;

(ii)minus, where the NWC Estimate is negative, the product of (1) the amount equal to the absolute value of the NWC Estimate and (2) the Alinda Sellers Share;

(iii)plus, the product of (1) Sellers’ good faith estimate of the Actual CapEx Amount (“CapEx Estimate”) and (2) the Alinda Sellers Share; and

(iv)minus, the product of (1) Sellers’ good faith estimate of the Closing Indebtedness (“Indebtedness Estimate”) and (2) the Alinda Sellers Share;

(b)    a wire transfer of immediately available funds in an amount in the aggregate equal to the ASC Base Purchase Price (the ASC Base Purchase Price, as adjusted pursuant to clauses (i) through (iv) of this Section 2.6(b), the “ASC Closing Payment”), with the ASC Closing Payment directed to ASC to such account as ASC shall have notified Buyer of at least two Business Days prior to the Closing Date:

(i)plus, where the NWC Estimate is positive, the product of (1) the amount equal to the NWC Estimate and (2) the ASC Share;

(ii)minus, where the NWC Estimate is negative, the product of (1) the amount equal to the absolute value of the NWC Estimate and (2) the ASC Share;

(iii)plus, the product of (1) the CapEx Estimate and (2) the ASC Share; and

(iv)minus, the product of (1) the Indebtedness Estimate and (2) the ASC Share;

(c)    a counterpart of the Purchased ASC Interests Assignment Agreement executed by Buyer;

(d)    a counterpart of the Escrow Agreement executed by SourceGas LLC;

(e)    a counterpart of the Option Agreement executed by Buyer; and

(f)    such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.7    Purchase Price Adjustments.

(a)Sellers and Buyer shall cooperate and shall (in the case of Sellers, prior to Closing and, in the case of Buyer, from and after Closing) exercise commercially reasonable efforts to provide each other access to the books, records and employees of the Project Companies as are reasonably requested in connection with the matters addressed in this Section 2.7. Not later than two Business Days prior to the expected Closing Date, Sellers shall in good faith determine the NWC Estimate, the Indebtedness Estimate, and the CapEx Estimate, and shall provide Buyer with written notice of such determination, along with reasonable supporting information and calculations. The existence of any dispute with respect to the NWC Estimate, the Indebtedness Estimate, or the CapEx Estimate shall not delay or otherwise affect Closing. Within 45 days after the Closing Date, Buyer shall determine the Net Working Capital, Closing Indebtedness, and Actual CapEx Amount and shall provide Sellers with written notice of such determination, along with reasonable supporting information and calculations (“Buyer’s Determination”).

(b)If Sellers object to Buyer’s Determination, then they shall provide Buyer with written notice thereof within 30 days after Closing and shall include reasonable detail regarding such specific objections together with supporting documentation. If Buyer and Sellers fail to agree on such disputed items contained in Buyer’s Determination within 30 days from delivery by Sellers to Buyer of Sellers’ objection notice, then any Party may refer such dispute to PwC (or, if that firm declines to act as provided in this Section 2.7(b), another firm of independent public accountants, mutually acceptable to Buyer and Sellers), which such firm shall be directed by the Parties to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within 60 days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit such firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Buyer, on the one hand, and Sellers, on the other, shall each bear and pay one-half of the fees and other costs charged by such accounting firm. If Sellers do not object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.7(b) or if Sellers accept Buyer’s Determination, the Net Working Capital, Closing Indebtedness, and Actual CapEx Amount as set forth in Buyer’s Determination shall become final and binding upon the Parties for all purposes hereunder. If Sellers do object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.7(b), then Buyer’s Determination shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by Sellers in such objection; provided, that where any matter to which Sellers expressly object would, if decided in Sellers’ favor, warrant an adjustment to any other amount set forth in Buyer’s Determination, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which Sellers expressly object has been resolved and all applicable adjustments necessarily stemming therefrom have been made.

(c)If the Net Working Capital (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is greater than the NWC Estimate provided by Sellers pursuant to Section 2.7(a), then Buyer shall pay to:

i.the Alinda Sellers within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by the Alinda Sellers, an amount equal to the product of (1) Net Working Capital minus the NWC Estimate and (2) the Alinda Sellers Share; and

ii.ASC within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by ASC, an amount equal to the product of (1) Net Working Capital minus the NWC Estimate and (2) the ASC Share.

(d)If the Net Working Capital (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is less than the NWC Estimate provided by Sellers pursuant to Section 2.7(a), then:

i.the Alinda Sellers shall pay to Buyer, within five Business Days after such amount is agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the product of (1) the NWC Estimate minus the Net Working Capital and (2) the Alinda Sellers Share; and

ii.ASC shall pay to Buyer, within five Business Days after such amount is agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the product of (1) the NWC Estimate minus the Net Working Capital and (2) the ASC Share.

(e)If the Closing Indebtedness (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is greater than the Indebtedness Estimate provided by Sellers pursuant to Section 2.7(a), then:

i.the Alinda Sellers shall pay to Buyer within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Buyer, the product of (1) an amount equal to the Closing Indebtedness minus the Indebtedness Estimate and (2) the Alinda Sellers Share; and

ii.ASC shall pay to Buyer within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Buyer, the product of (1) an amount equal to the Closing Indebtedness minus the Indebtedness Estimate and (2) the ASC Share.

(f)If the Closing Indebtedness (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is less than the Indebtedness Estimate provided by Sellers pursuant to Section 2.7(a), then Buyer shall pay to:

i.the Alinda Sellers within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by the Alinda Sellers, the product of (1) an amount equal to the Indebtedness Estimate minus the Closing Indebtedness and (2) the Alinda Sellers Share; and

ii.ASC shall within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by ASC, the product of (1) an amount equal to the Indebtedness Estimate minus the Closing Indebtedness and (2) the ASC Share.

(g)If the Actual CapEx Amount (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is greater than the CapEx Estimate provided by Sellers pursuant to Section 2.7(a), then Buyer shall pay to:

i.the Alinda Sellers within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by the Alinda Sellers, the product of (1) an amount equal to the Actual CapEx Amount minus the CapEx Estimate and (2) the Alinda Sellers Share; and

ii.ASC within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by ASC, the product of (1) an amount equal to the Actual CapEx Amount minus the CapEx Estimate and (2) the ASC Share.

(h)If the Actual CapEx Amount (as agreed between Buyer and Sellers or as determined by the above-referenced accounting firm) is less than the CapEx Estimate provided by Sellers pursuant to Section 2.7(a), then:

i.the Alinda Sellers shall pay to Buyer within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Buyer, the product of (1) an amount equal to the CapEx Estimate minus the Actual CapEx Amount and (2) the Alinda Sellers Share; and

ii.ASC shall pay to Buyer within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Buyer, the product of (1) an amount equal to the CapEx Estimate minus the Actual CapEx Amount and (2) the ASC Share.

2.8    Purchase Price Allocation.

(a)Within 30 days after the determination of the Net Working Capital, Buyer shall provide to ASC a proposed allocation of the purchase price for the Purchased ASC Interests (as determined for federal income tax purposes) among the related share of Assets of (i) the Company and (ii) each Subsidiary that is a disregarded entity for Tax purposes consistent with Treasury Regulation sections 1.751-1 and 1.755-1 (the “Purchase Price Allocation Schedule”). Within 30 days after its receipt of Buyer’s proposed Purchase Price Allocation Schedule, ASC shall propose to Buyer any changes thereto or otherwise shall be deemed to have agreed thereto. In the event that ASC proposes changes to Buyer’s proposed Purchase Price Allocation Schedule within the 30 day period described above, Buyer shall, in good faith, consider any comments so received from ASC. If Buyer and ASC are unable to reach agreement as to any such comments, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and ASC, with each of Buyer, on the one hand, and ASC, on the other, bearing and paying one-half of the fees and other costs charged by such accounting firm.

(b)The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the ASC Equity Purchase Price. Each of ASC and Buyer agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Purchase Price Allocation Schedule, except as otherwise required by applicable Laws or a determination within the meaning of Section 1313(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING ALINDA SELLERS

Each of Alinda Fund and Alinda Gas Delaware hereby represents and warrants, as to itself and, where applicable, the Alinda Acquired Companies only and not on behalf of any other Person, to Buyer that:
3.1    Organization. Such Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

3.2    Authority. Such Seller has all requisite corporate power and authority to execute and deliver this Agreement and the instruments to be delivered by such Seller at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the instruments to be delivered by such Seller at Closing, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the instruments to be delivered by such Seller at Closing will at Closing be duly and validly executed and delivered by such Seller and constitutes (or, in the case of instruments to be delivered by such Seller at Closing will, at Closing, constitute) the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (collectively, “Equitable Principles”).

3.3    No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement do not, and the performance by such Seller of its obligations under this Agreement does not:

(a)violate or result in a breach of the Charter Documents of such Seller or the Alinda Acquired Companies;

(b)assuming all of the required filings, waivers, approvals, clearances, consents, authorizations and notices disclosed on Schedule 3.3(b) (collectively, the “Alinda Sellers Approvals”), the Company Consents and the ASC Seller Approvals have been obtained or made, violate or result in a default under any Contract to which such Seller is a party, except for any such violation or default that would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder; or

(c)assuming the Sellers Approvals, the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a breach of any Law applicable to such Seller, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority under any Law applicable to such Seller, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder.

3.4    Title to Interests. Other than (a) those arising pursuant to (1) this Agreement, (2) the Charter Documents of the Acquired Companies, (3) applicable securities Laws, or (4) as set forth on Schedule 3.4, or (b) for Taxes not yet due and payable or being contested in good faith: (a) (i) Alinda Holding I owns, holds of record and is the beneficial owner of all of the Alinda Gas Company Interests, (ii) Alinda Fund owns, holds of record and is the beneficial owner of all of the Alinda Holding I Stock, (iii) Alinda Investments owns, holds of record and is the beneficial owner of all of the Alinda Investment Company Interests, (iv) Alinda Holding II owns, holds of record and is the beneficial owner of all of the equity interests in Alinda Investments, (v) Alinda Gas Delaware owns, holds of record and is the beneficial owner of all of the Alinda Holding II Stock, in each case, free and clear of all Liens and restrictions on transfer; (b) each issued and outstanding share of Alinda Holding Stock has been duly authorized and validly issued and is fully paid and nonassessable; (c) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Alinda Holders or Alinda Investments or obligating Alinda Sellers, the Alinda Holders or Alinda Investments to issue or sell any shares of capital stock of, or any other interest in, the Alinda Holders or Alinda Investments; (d) none of the Alinda Holders or Alinda Investments has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights; and (e) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Alinda Holding Stock.

3.5    Alinda Acquired Companies.

(a)Each Alinda Acquired Company is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

(b)Each Alinda Acquired Company was formed for the sole purpose of holding a direct or indirect interest in the Company and has been operated solely for such purpose.

(c)No Alinda Acquired Company has, or has ever had, any business, assets, or liabilities other than those related to the ownership interests described in Section 3.4.

(d)The Alinda Acquired Companies are not a party to any Contract other than their respective Charter Documents and, with respect to the Alinda Holders, the Company LLC Agreement.

(e)No Alinda Acquired Company has, or has ever had, any employees.

(f)There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Seller’s Knowledge, threatened against any Alinda Acquired Company before or by any Governmental Authority.

3.6    Alinda Tax Matters. Except as disclosed on Schedule 3.6, or as would not reasonably be expected to result in a Material Adverse Effect: (a) all material Tax Returns that are required to have been filed by each Alinda Acquired Company have been duly and timely filed, (b) all Taxes that are required to have been paid by each Alinda Acquired Company have been duly and timely paid in full, except for immaterial amounts or amounts that are being contested in good faith, (c) there are no material Tax liens upon any property or assets of any Alinda Acquired Company; (d) there are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes, pending with any Taxing Authority, (e) there are no pending or, to the Knowledge of the Alinda Sellers, threatened audits, investigations, claims, proposals, or assessments that have been submitted to any Alinda Acquired Company in writing for or relating to any material Taxes of any Alinda Acquired Company, (f) no material deficiencies for Taxes of any Alinda Acquired Company have been claimed, proposed, or assessed in writing by any Taxing Authority, (g) none of the Acquired Alinda Companies has (i) waived any statute of limitations with respect to any of its material Taxes, or (ii) agreed to any extension of time with respect to a material Tax assessment or deficiency related to any such Taxes, (h) no Alinda Acquired Company has engaged in a transaction that would be reportable by or with respect to any Alinda Acquired Company pursuant to Code Sections 6011, 6111, or 6112, (i) no Alinda Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or foreign income Tax law) made on or prior to the Closing Date, (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) entered into on or prior to the Closing Date, (v) a change in the method of accounting made on or prior to the Closing Date for a period ending on or prior to the Closing Date, or (vi) any deferral of income under Code Section 108(i) as a result of the acquisition of a debt instrument, and (j) no claim has been made or threatened in writing by a Taxing Authority in any jurisdiction asserting that any Alinda Acquired Company is or may be subject to material Taxes imposed by that jurisdiction but not paid by such Alinda Acquired Company. This Section 3.6 contains the exclusive representations and warranties of the Alinda Sellers with respect to Tax matters relating to the Alinda Acquired Companies. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

3.7    Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Seller’s Knowledge, threatened against such Seller before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

3.8    Brokers. Neither such Seller nor any Alinda Acquired Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or any Acquired Company could become liable or obligated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING ASC

ASC hereby represents and warrants, as to itself only and not on behalf of any other Person, to Buyer that:
4.1    Organization. Such Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

4.2    Authority. Such Seller has all requisite corporate power and authority to execute and deliver this Agreement and the instruments to be delivered by such Seller at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the instruments to be delivered by such Seller at Closing, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the instruments to be delivered by such Seller at Closing will at Closing be duly and validly executed and delivered by such Seller and constitutes (or, in the case of instruments to be delivered by such Seller at Closing will, at Closing, constitute) the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by Equitable Principles.

4.3    No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement and the Option Agreement do not, and the performance by such Seller of its obligations under this Agreement and the Option Agreement does not:

(a)violate or result in a breach of the Charter Documents of such Seller;

(b)assuming all of the required filings, waivers, approvals, clearances, consents, authorizations and notices disclosed on Schedule 4.3(b) (collectively, the “ASC Seller Approvals”), the Company Consents and the Alinda Sellers Approvals have been obtained or made, violate or result in a default under any Contract to which such Seller is a party, except for any such violation or default that would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder; or

(c)assuming all of the Sellers Approvals and the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a breach of any Law applicable to such Seller, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority under any Law applicable to such Seller, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder.

4.4    Title to Interests. ASC owns, holds of record and is the beneficial owner of the ASC Interests, free and clear of all Liens and restrictions on transfer other than (a) those arising pursuant to (i) this Agreement, (ii) the Charter Documents of the Project Companies, (iii) applicable securities Laws, or (iv) as set forth on Schedule 4.4 or (b) for Taxes not yet due and payable or being contested in good faith.

4.5    Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Seller’s Knowledge, threatened against such Seller before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.6    Brokers. Such Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or any Project Company could become liable or obligated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE PROJECT COMPANIES

Sellers represent and warrant to Buyer that:
5.1    Organization. Each Project Company is a limited liability company or corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company or corporate power and authority to conduct its business as it is now being conducted, except where the failure to be so formed, existing or in good standing, or to have such power and authority, would not reasonably be expected to result in a Material Adverse Effect. Each Project Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

5.2    No Conflicts; Consents and Approvals. Except as disclosed on Schedule 5.2, the execution and delivery by Sellers of this Agreement do not, and the performance by Sellers of their obligations under this Agreement does not:

(a)assuming the consents disclosed in section (a) of Schedule 5.2 (the “Company Consents”) have been obtained, violate or result in a breach of any of the Charter Documents of any Project Company;

(b)except as set forth in section (b) of Schedule 5.2, and assuming the Company Consents have been obtained, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any Subsidiary under any Material Contract, except for any such right, loss, or Lien which would not reasonably be expected to result in a Material Adverse Effect; or

(c)to Sellers’ Knowledge and assuming the Sellers Approvals, the Company Consents, the Buyer Approvals and notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a breach of any Law applicable to any Project Company except for such violations or breaches that would not reasonably be expected to result in a Material Adverse Effect or (ii) require any consent or approval of any Governmental Authority under any Law applicable to any Project Company other than any such consent or approval that, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect.

5.3    Capitalization; Ownership.

(a)The Alinda Gas Company Interests, the Alinda Investment Company Interests and the ASC Interests constitute all of the outstanding equity interests of the Company. No equity interest of any Project Company was issued in violation of any Charter Document of such Project Company, any applicable Law or any pre‑emptive right (or other similar right) of any Person.

(b)None of the Project Companies has subsidiaries or owns equity interests in any Person except as disclosed on Schedule 5.3. No Project Company is a party to (i) any Contract for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Project Company, (ii) equity appreciation, phantom stock, profit participation or similar right with respect to any Project Company or (iii) voting trust, proxy or other Contract with respect to any equity interest of any Project Company, other than, in each case, those listed on Schedule 5.3 and contained in the Charter Documents of the Project Companies. The equity interests held by the Company, directly or indirectly, of each Subsidiary constitute all of the outstanding equity interests of each Subsidiary. The Company, directly or indirectly, has good and valid title to all equity interests of each Subsidiary, free and clear of any Lien and there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities of the Company or any Subsidiary, in each case, other than any Lien or obligation, (a) arising pursuant to (1) this Agreement, (2) the Charter Documents of the Acquired Companies, (3) applicable securities Laws, or (4) as set forth on Schedule 3.4, or (b) for Taxes not yet due and payable or being contested in good faith.

5.4    Insurance. Schedule 5.4 sets forth (i) a list of all of the policies of insurance carried as of the date of this Agreement by any Project Company that directly insure the Project Companies’ respective businesses and (ii) all claims of $100,000 or more made under such policies in the two years prior to the date of this Agreement. Except as set forth in section (ii) of Schedule 5.4, there are no material claims related to the business of any Project Company pending under such any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

5.5    Business. Except as set forth on Schedule 5.5, to Sellers’ Knowledge, the Project Companies own, lease, license or have contractual rights to all of the Assets necessary to own and operate the Project Companies’ respective businesses in the manner in which they are currently owned and operated, except where the failure to so own, lease, license or have contracted rights to such Assets would not reasonably be expected to result in a Material Adverse Effect.

5.6    Legal Proceedings. Except as disclosed on Schedule 5.6, there is no material Proceeding pending or, to Sellers’ Knowledge, threatened against any Project Company before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Except as disclosed on Schedule 5.6, there is no material Proceeding pending or, to Sellers’ Knowledge, threatened against any Project Company before or by any Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect. This Section 5.6 does not address matters relating to Taxes, which, with respect to the Project Companies, are exclusively addressed by Section 5.9, Environmental Claims, which are exclusively addressed by Section 5.13, or matters relating to employment Claims, which are exclusively addressed by Section 5.15.

5.7    Compliance with Laws and Orders. Except as set forth on Schedule 5.7, to Sellers’ Knowledge, since January 1, 2014 each Project Company has been and is in compliance with all Laws and orders applicable to it except where such non-compliance did not and would not reasonably be expected to result in a Material Adverse Effect; provided, however, that this Section 5.7 does not address matters relating to Taxes, which are exclusively addressed by Section 5.9, matters relating to Permits which are exclusively addressed in Section 5.12, Environmental Laws, which are exclusively addressed by Section 5.13, matters relating to employee matters or Benefit Plans, which are exclusively addressed by Sections 5.15 and 5.16 or matters relating to compliance with regulatory Laws, judgments or orders, which are exclusively addressed by Section 5.17.

5.8    Financial Statements. Prior to the execution of this Agreement, Buyer has been provided with copies of, or access to, the following financial statements:

(a)audited balance sheet of the Company as of December 31, 2014 and the related statements of income and cash flows for the twelve month period then ended;

(b)audited balance sheet of SourceGas LLC, a Delaware limited liability company, as of December 31, 2014 and the related statements of income and cash flows for the twelve month period then ended;

(c)unaudited balance sheet of the Company as of March 31, 2015 and the related statements of income and cash flows for the three-month period then ended; and

(d)unaudited balance sheet of SourceGas LLC, a Delaware limited liability company, as of March 31, 2015 and the related statements of income and cash flows for the three-month period then ended.

Except for (a) matters reflected in the notes to such financial statements, (b) liabilities reflected in Net Working Capital or Closing Indebtedness or relating to Taxes, (c) liabilities that will not be applicable to the Project Companies after Closing, (d) liabilities disclosed on Schedule 5.8 and (e) matters that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Project Companies, such financial statements (x) were prepared in accordance with GAAP using the same accounting principles, policies and methods as have been historically used during the ownership of the Project Companies by Sellers in connection with the calculation of the items reflected thereon and (y) fairly present in all material respects the financial condition and results of operation of such Project Companies as of the respective dates and for the periods covered thereby, subject to normal year-end adjustments and accruals and, in the case of the unaudited balance sheets, the absence of footnotes thereto. As of the date of this Agreement, the Project Companies have no indebtedness for borrowed money, except as set forth in the financial statements described in the immediately preceding clauses (a) through (d), and except as set forth on Schedule 5.8.
5.9    Taxes. Except as disclosed on Schedule 5.9 or as would not reasonably be expected to result in a Material Adverse Effect: (a) all material Tax Returns that are required to have been filed by each Project Company have been duly and timely filed, (b) all Taxes that are required to have been paid by each Project Company have been duly and timely paid in full, except for immaterial amounts or amounts that are being contested in good faith, (c) all material withholding Tax requirements imposed on any Project Company have been satisfied in full in all material respects, except for amounts that are being contested in good faith, (d) no Project Company has in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency, (e) there are no pending or, to the Knowledge of the Sellers, threatened audits related to Taxes or legal Proceedings involving any material amount of unpaid Taxes of the Project Companies, (f) within the two years prior to the date of this Agreement, no material deficiencies for Taxes of any Project Company have been claimed proposed, or assessed in writing by any Taxing Authority; (g) each of SourceGas Inc., SourceGas International, Inc., SourceGas Arkansas Inc., SourceGas Supply Services, Inc. and SourceGas Energy Services Company has been treated as a corporation for federal income tax purposes since the date of its formation (or, in the case of any of the foregoing Project Companies that were acquired by Sellers or an Affiliate of Sellers after its formation, since such acquisition); (h) the Company has been treated as a partnership and each of SourceGas LLC, SourceGas Distribution LLC, Rocky Mountain Natural Gas LLC and SourceGas Storage LLC has been disregarded as an entity separate from its owner for federal income tax purposes since the date of its formation (or, in the case of any of the foregoing Project Companies that were acquired by Sellers or an Affiliate of Sellers after its formation, since such acquisition), (i) no Project Company has engaged in a transaction that would be reportable by or with respect to any Project Company pursuant to Code Sections 6011, 6111, or 6112, (j) except for the mandatory and elective changes in accounting methods imposed by the final tangible property regulations effective January 1, 2014, no Project Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or foreign income Tax law) made on or prior to the Closing Date, (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) entered into on or prior to the Closing Date, (v) a change in the method of accounting made on or prior to the Closing Date for a period ending on or prior to the Closing Date, or (vi) any deferral of income under Code Section 108(i) as a result of the acquisition of a debt instrument, and (k) no claim has been made or threatened in writing by a Taxing Authority in any jurisdiction asserting that any Project Company is or may be subject to material Taxes imposed by that jurisdiction but not paid by such Project Company. No Project Company is a party to any agreement, contract, arrangement, or plan that has resulted in or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) as a result of the transactions contemplated in this Agreement and no Project Company has any obligation or any liability to compensate an individual for excise Taxes pursuant to Code Section 4999 of the Code. This Section 5.9 contains the exclusive representations and warranties of Sellers with respect to Tax matters. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

5.10    Contracts.

(a)Excluding Contracts for which neither a Project Company nor any of the Project Company Assets will be bound or have liability after Closing, and excluding any insurance policies or fidelity bonds held by or on behalf of the Project Companies, Schedule 5.10(a) sets forth a list as of the date of this Agreement of the following Contracts to which a Project Company is a party (the Contracts listed on Schedule 5.10(a) that meet the descriptions in this Section 5.10(a) being collectively, the “Material Contracts”):

i.any Contract for the future purchase, exchange or sale of gas in excess of $500,000;

ii.any Contract for the future transportation or delivery of gas in excess of $500,000;

iii.other than Contracts of the nature addressed by Section 5.10(a)(i) - (ii), any Contract (A) for the future sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than in each case any Contract with a remaining value of less than $500,000;

iv.other than Contracts of the nature addressed by Section 5.10(a)(i) - (ii), any Contract for the future receipt of any Assets or services requiring payments in excess of $500,000;

v.any Contract under which a Project Company has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, in each case, in excess of $500,000, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money in an amount in excess of $500,000;

vi.any outstanding agreement of guaranty by a Project Company in favor of any Person (other than another Project Company) in an amount in excess of $500,000;

vii.any Contract with Sellers or any Non-Company Affiliate relating to the future provision of goods or services;

viii.any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities; and

ix.Charter Documents of the Project Companies.

(b)Buyer has been provided with copies of, or access upon request to, all Material Contracts.

(c)Except as set forth on Schedule 5.10(c) (and except with respect to the Contract identified as item 4 on Schedule 7.4 and Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Project Company party thereto subject to Equitable Principles and except where the failure to be in full force and effect or to constitute a legal, valid and binding obligation would not reasonably be expected to result in a Material Adverse Effect.

(d)Except as set forth on Schedule 5.10(d), none of the Project Companies (i) is in breach or default under any Material Contract or (ii) has repudiated or is challenging any material provision of any Material Contract, except, in the case of clauses (i) and (ii), as would not reasonably be expected to result in a Material Adverse Effect.

5.11    Real Property.

(a)Except for Permitted Liens and those properties listed on Schedule 5.11, each Project Company holds good, marketable and insurable fee simple title to its real property (collectively, the “Company Owned Real Property”), free and clear of all Liens, except for Permitted Liens. There are no outstanding options or rights of first refusal which have been granted by a Project Company to third parties to purchase any Company Owned Real Property other than such options or rights that would not reasonably be expected to result in a Material Adverse Effect.

(b)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Contract for the lease or sublease (each, a “Company Real Property Lease”) for real property under which any Project Company is a lessee or sublessee (collectively, the “Company Leased Real Property”) is in full force and effect and is a valid and binding obligation of the Project Company party thereto and, to the Knowledge of the Sellers, of the other parties thereto, enforceable against the applicable Project Company, and to the Knowledge of Sellers, against the other parties thereto in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) no written notices of default under any Company Real Property Lease have been received by a Project Company that have not been resolved; (iii) no Project Company is in default under any Company Real Property Lease; and (iv) each Project Company, as applicable, is and has been in peaceable possession of each Company Leased Real Property subject to the terms of the applicable Company Real Property Lease. True and correct copies of all material Company Real Property Leases have been made available to Buyer for Buyer’s review.

(c)To Sellers’ Knowledge, each applicable Project Company owns or possesses all permits, easements, licenses, rights of way (the “Easements”) necessary to conduct its business as now being conducted without any conflict with the rights of others, in each case except to the extent that the failure to own or possess such Easements would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(d)The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. With respect to the Company Real Property, no Project Company has received any written notice of, nor to Sellers’ Knowledge does there exist: (i) any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation; or (ii) any non-compliance with any applicable building and zoning codes, deed restrictions, ordinances and rules, that, in each case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, the Project Companies have lawful rights of use and access to all Easements and Company Real Property necessary to conduct the business of the Project Companies as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect.

5.12    Permits. To Sellers’ Knowledge, the Project Companies possess all Permits (other than Permits required under Environmental Laws, which are addressed in Section 5.13) that are required for the ownership and operation of the Project Companies’ respective businesses in the manner in which they are currently owned and operated, except for any such Permits, the absence of which would not reasonably be expected to result in a Material Adverse Effect. To Sellers’ Knowledge, all such Permits are in full force and effect and each Project Company is in compliance with each such Permit, except where any such failure to be in full force and effect or such non-compliance would not reasonably be expected to result in a Material Adverse Effect. This Section 5.12 does not address matters relating to Regulatory Permits, which are exclusively addressed by Section 5.17.

5.13    Environmental Matters.

(a)Except as disclosed on Schedule 5.13(a) or as disclosed in any environmental site assessment or information made available to Buyer prior to the date hereof, to Sellers’ Knowledge, as of the date of this Agreement:

i.the Project Companies are in compliance with all applicable Environmental Laws, including holding and complying with all material Permits required under Environmental Laws, except for any failure to hold or comply that would not reasonably be expected to result in a Material Adverse Effect;

ii.no Proceeding with respect to any material Environmental Claim is pending against a Project Company before or by any Governmental Authority under any applicable Environmental Laws that would reasonably be expected to result in a Material Adverse Effect; and

iii.since the Initial Ownership Date to the date hereof, there has been no Release of any Hazardous Material at or from the properties of the Project Companies in violation of applicable Environmental Laws or in a manner that has given rise to remedial obligations under applicable Environmental Laws, except for any such Release that would not reasonably be expected to result in a Material Adverse Effect.

(b)This Section 5.13 contains the exclusive representations and warranties of Sellers with respect to applicable Environmental Laws, Environmental Claims, and Hazardous Materials. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

5.14    Intellectual Property. Except as disclosed on Schedule 5.14 or as would not reasonably be expected to result in a Material Adverse Effect, the Project Companies own, or have the right to use, for their respective businesses, all material Intellectual Property currently used in their respective businesses.

5.15    Employees and Labor Matters.

(a)Except as described on Schedule 5.15:

i.no Project Company Employees are represented by a union or other collective bargaining entity as of the date of this Agreement;

ii.there has not occurred a labor strike, new request for union representation, petitions for election filed with the National Labor Relations Board or a comparable Governmental Authority, work stoppage, slowdown, picketing, lockout, or, to Sellers’ Knowledge, other union organizational activity, by or against Project Company Employees in the two years prior to the date of this Agreement;

iii.to Sellers’ Knowledge, the Project Companies are, and in the two years prior to the date of this Agreement have been, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Project Company Employees; and

iv.except as would not reasonably be expected to result in a Material Adverse Effect, there are no Claims against the Project Companies pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any Project Company Employees.

(b)This Section 5.15 and Section 5.16 contain the exclusive representations and warranties of Sellers with respect to employment matters. No other provision of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

5.16    Employee Benefits.

(a)Schedule 5.16(a) contains a true and complete list of each Benefit Plan maintained, sponsored or contributed to by the Project Companies or under which the Project Companies may have any Liability (“Project Companies Benefit Plans”).

(b)To Sellers’ Knowledge, all Project Companies Benefit Plans comply in all material respects with the requirements of ERISA and the Code and all other applicable Laws and nothing has occurred with respect to each Project Companies Benefit Plan that has subjected or will subject a Project Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Project Companies Benefit Plan to a tax under Code Section 4973 or 4975;

(c)To Sellers’ Knowledge, no Proceeding or Claim is pending or threatened with regard to any Project Companies Benefit Plan other than routine claims for benefits and except as would not reasonably be expected to result in a Material Adverse Effect;

(d)Since the Initial Ownership Date, no Project Company nor any ERISA Affiliate has maintained or established, contributed or been required to contribute to, participated in or been required to participate in, or otherwise been liable to any employee benefit plan, program or arrangement (including, without limitation, any Multiemployer Plan) which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code; and

(e)All required contributions to, and premium payments on account of, each Project Companies Benefit Plan have been made on a timely basis, and to the extent not yet due and payable, have been appropriately accrued on the financial statements of the Company.

5.17    Regulation as a Utility. All information filed with or provided to each Governmental Authority exercising regulatory jurisdiction over the Project Companies as a public utility (each, a “Regulatory Entity”) by the Project Companies since January 1, 2015, including filings in connection with a prior or pending investigation, inquiry or proceeding before a Regulatory Entity (a “Regulatory Proceeding”), was true, correct and complete and complied with applicable Law, judgments or orders, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. All charges that have been made for utility service and all related fees have, except as would not reasonably be expected to result in a Material Adverse Effect, been charged in accordance with the terms and conditions of valid and effective tariffs. Each Project Company holds all franchises, licenses, certificates, determinations, permits, tariffs, and other authorizations, consents, orders and approvals (collectively, “Regulatory Permits”) of each Regulatory Entity necessary or appropriate for the conduct of its business as presently conducted, except for instances of noncompliance that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. All such Regulatory Permits are in full force and effect, and each Project Company has complied and is in compliance with the terms thereof, except for instances of noncompliance that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. Each Project Company has complied and is in compliance with Law, judgment or order applicable to it as a public utility or gas utility, except for instances of noncompliance that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect. No Project Company has received any written communication from January 1, 2015 through the date of this Agreement from any Regulatory Entity alleging that any Project Company is not in compliance with any applicable Regulatory Permit, Law, judgment or order. There are no ongoing Regulatory Proceedings or inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any Regulatory Permit or for the determination of compliance therewith or with any Law, judgment or order applicable to any Project Company in its capacity as a public utility or gas utility that, in each case, would reasonably be expected to result in a Material Adverse Effect.

5.18    OFAC and Anti-Corruption Laws.

(a)None of the Sellers or the Acquired Companies (i) is the subject or target of any Sanctions, (ii) is, or will become, or is owned or controlled by, a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person or Sanctioned Entity in violation of any Sanctions.

(b)Since the Initial Ownership Date, each of the Acquired Companies have conducted their business in compliance in all material respects with all Anti-Corruption Laws applicable to any party hereto, and specifically the FCPA.

(c)To Sellers’ Knowledge, (i) none of the Sellers or the Acquired Companies is the subject or target of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism or anti-money laundering laws, Anti-Corruption Laws or Sanctions, and (ii) no such investigation, inquiry or proceeding is pending or has been threatened.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:
6.1    Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of South Dakota.

6.2    Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the instruments to be delivered by Buyer at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the instruments to be delivered by Buyer at Closing, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the instruments to be delivered by Buyer at Closing will, at Closing, be duly and validly executed and delivered by Buyer and constitutes (or, in the case of instruments to be delivered by Buyer at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general Equitable Principles.

6.3    No Conflicts. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby does not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any Contract to which Buyer is a party, except for any such violation or default that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)assuming all required filings, waivers, approvals, clearances, consents, authorizations and notices disclosed in Schedule 6.3 (collectively, the “Buyer Approvals”) have been made, obtained or given. (i) violate or result in a breach of any Law applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Buyer, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

6.4    Legal Proceedings. There is no Proceeding (filed by any Person other than Sellers or any of their respective Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

6.5    Compliance with Laws and Orders. Buyer is not in violation of or in default under, any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

6.6    Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their respective Affiliates could become liable or obligated.

6.7    Acquisition as Investment. Buyer is acquiring the Acquired Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Sellers (except to the extent that Buyer has relied on the representation and warranties of Sellers in this Agreement), its own analysis of the Acquired Interests, the Acquired Companies and their respective Assets for the purpose of acquiring the Acquired Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Acquired Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Acquired Interests may be transferred, except pursuant to an applicable exception under the 1933 Act and in accordance with all applicable Laws and the terms of the Charter Documents of the Acquired Companies. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

6.8    Financial Resources. Buyer has cash on hand or credit unconditionally available, and will have cash on hand at Closing, to enable it (a) to pay the Purchase Price to purchase the Acquired Interests and to consummate the transactions contemplated hereunder and (b) to otherwise perform its obligations under this Agreement.

6.9    OFAC and Anti-Corruption Laws.

(a)None of the Buyer, any subsidiary of the Buyer or any Affiliate of the Buyer (i) is the subject or target of any Sanctions, (ii) is, or will become, or is owned or controlled by, a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person or Sanctioned Entity in violation of any Sanctions.

(b)The Buyer and each of its subsidiaries have conducted their business in compliance in all material respects with all Anti-Corruption Laws applicable to any party hereto, and specifically the FCPA.

(c)To the knowledge of the Buyer, neither the Buyer nor any of its subsidiaries is the subject or target of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism or anti-money laundering laws, Anti-Corruption Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Buyer, has been threatened.

6.10    Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon Sellers’ express representations and warranties set forth herein and in the certificates delivered by each Seller at Closing pursuant to Section 8.3, Buyer’s own expertise, and Buyer’s professional counsel as to this transaction, the Acquired Interests, and the Assets of the Acquired Companies, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, any Seller or any Representatives of any Seller. Buyer acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Acquired Interests and Assets of the Acquired Companies and has made all such reviews and inspections of the Acquired Interests and Assets of the Acquired Companies as it has deemed necessary or appropriate to enter into this Agreement and (b) at Closing, Buyer shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Acquired Interests and the Assets of the Acquired Companies and made all such reviews and inspections of the Assets of the Acquired Companies as Buyer has deemed necessary or appropriate to consummate the transaction. Except for the representations and warranties expressly made by any Seller in Article III, Article IV and Article V of this Agreement or in the closing certificate to be delivered by each Seller at Closing pursuant to Section 8.3, Buyer acknowledges that no Seller or any other Person has made, and Buyer has not has relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Acquired Interests, the Acquired Companies, or any of their respective Assets.

ARTICLE VII
COVENANTS

7.1    Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):
(a)Each Seller and Buyer shall, and shall exercise its reasonable best efforts to cause its respective Affiliates to, take all actions and to do and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, each Seller and Buyer shall, and shall exercise its reasonable best efforts to, cause it respective Affiliates to use reasonable best efforts to obtain as promptly as practicable all Sellers Approvals, Company Consents and Buyer Approvals applicable to such Person, and all other material consents and approvals that any of Sellers, Buyer or their respective Affiliates are required to obtain in order for such Person to consummate the transactions contemplated hereby.

(b)Each Seller and Buyer shall, and shall exercise its reasonable best efforts to cause its respective Affiliates to, (i) make or cause to be made the filings required of such Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with the other Parties and furnish the information in such Person’s possession that is necessary in connection with such other Person’s filings, (iii) use reasonable best efforts to cause the expiration or termination of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement at the earliest possible date, (iv) promptly inform the other of (and, at any other Party’s reasonable request, supply to the other Parties) any correspondence, memoranda or other communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or the transactions contemplated by this Agreement, (v) reasonably consult and cooperate with the other Person in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Person in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to such filings or the transactions contemplated by this Agreement, including, subject to applicable Laws, permitting the other Person to review in advance any proposed written communication between it and any Governmental Authority, (vi) comply, as promptly as is reasonably practicable, with any reasonable requests received by such Person under any Laws for additional information, documents or other materials with respect to such filings, (vii) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use reasonable best efforts to contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law, unless the Party has a supportable, good faith belief that such contest or resistance lacks merit or would be futile. If any Seller or Buyer (or any of their applicable Affiliates) intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings or the transactions contemplated by this Agreement, such Party shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Buyer shall pay all HSR Act fees as provided by statute. No Party to this Agreement shall consent to any voluntary delay of Closing at the request of any Governmental Authority without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. No Party to this Agreement, directly or indirectly through one or more of their respective Affiliates, shall take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or asset thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions in Article VIII or Article IX. Nothing in this Section 7.1 will apply to or restrict communications or other actions by the Acquired Companies or Buyer and its Affiliates with or with respect to any Governmental Authority in connection with their business in the ordinary course of business.

(c)In connection with any filings or applications made pursuant to this Section 7.1, each Party shall cooperate in good faith with Governmental Authorities and exercise its reasonable best efforts to complete lawfully the transactions contemplated by this Agreement. The Party making any such filings or applications pursuant to this Section 7.1 shall request expedited treatment of any such filings and applications, shall promptly furnish the other Parties with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings or applications required of it and shall cooperate in the preparation of such filings and applications as is reasonably necessary and appropriate.

(d)Each Seller and Buyer shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 7.1 is obtained, taken, made, given or denied, as applicable.

(e)In furtherance of the foregoing covenants:

i.Each Seller and Buyer shall prepare (or exercise its reasonable best efforts to cause its respective Affiliates to prepare) and submit, as soon as is practicable following the execution of this Agreement but, in the case of any filing under the HSR Act, in any event not later than 30 days after the date hereof, all necessary applications and filings applicable to it in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local Laws (other than applications or filings to any of the Arkansas Public Service Commission, Colorado Public Utilities Commission, Nebraska Public Service Commission, or Wyoming Public Service Commission, which applications and filings are more particularly addressed in Section 7.1(e)(ii)); provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, such applications and filings shall not be conditions to Closing except to the extent expressly set forth in Section 8.5 or Section 9.5, as applicable.

ii.Each Seller and Buyer shall, in furtherance of their respective covenants in Section 7.1(a) regarding the use of reasonable best efforts to obtain as promptly as practicable all Sellers Approvals, Company Consents and Buyer Approvals applicable to any Seller or Buyer, as applicable, jointly prepare (and shall each exercise its reasonable best efforts to cause its respective Affiliates including, in the case of Sellers, any applicable Project Companies, to join in the preparation of), as soon as is practicable following the execution of this Agreement but in any event not later than 30 days after the date hereof, all testimony, applications and notices to be submitted to the Arkansas Public Service Commission, the Colorado Public Utilities Commission, the Nebraska Public Service Commission, and the Wyoming Public Service Commission, as applicable. The Parties shall jointly submit (and shall each exercise its reasonable best efforts to cause their respective Affiliates including, in the case of Sellers, any applicable Project Companies, to join in the submission of) such testimony, applications and notices as soon as practicable. With respect to all such testimony, applications and notices, the Parties shall jointly, and on an equal basis, coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such testimony, applications and notices. Following the submission of such testimony, applications, and notices, the Parties shall exercise their reasonable best efforts to jointly, and on a collaborative basis, respond to discovery, draft and respond to motions, and participate in hearings, in each case, as and to the extent reasonably required or requested by any Party or any applicable Governmental Authority in connection with obtaining any Required Regulatory Approval. If, as of the date set forth in Section 10.1(d), (A) one or more Required Regulatory Approvals has not been obtained, and (B) all other conditions to Closing set forth in Article VIII and Article IX (other than conditions which by their nature are to be satisfied at Closing, but subject to such conditions then being waived or capable of being satisfied) have been satisfied or waived, then the date set forth in Section 10.1(d) shall be extended pending receipt of such Required Regulatory Approvals; provided however, that in no event shall such date be extended past October 12, 2016.

iii.Reserved.

iv.Buyer and each Seller shall not, and each shall exercise reasonable best efforts to cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings or applications referred to in this Section 7.1.

v.Buyer shall cooperate in good faith with all applicable Governmental Authorities and undertake promptly any and all actions and make any and all undertakings required to complete lawfully the transactions contemplated by this Agreement and to avoid or eliminate each and every impediment under the HSR Act or any other Law that may be asserted by any Governmental Authority (including the Arkansas Public Service Commission, the Colorado Public Utilities Commission, the Nebraska Public Service Commission and the Wyoming Public Service Commission), with respect to the transactions contemplated by this Agreement so as to enable Closing to occur as soon as reasonably practicable, including (i) agreeing to conditions imposed by any Governmental Authority and proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of the Assets or businesses of Buyer or its Affiliates or of the Acquired Companies, (ii) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service or otherwise taking or committing to take actions that limit any of Buyer’s or its Affiliates (including the Acquired Companies from and after Closing) freedom of action with respect to, or their ability to retain or freely operate, any of the businesses, licenses, rights, operations, product lines or Assets of Buyer or its Affiliates or of the Acquired Companies, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying Closing. Notwithstanding anything in this Agreement to the contrary, (i) in fulfilling its obligations under the foregoing provisions of this Section 7.1(e)(v) Buyer shall not be required to take any action that would result in a Material Adverse Effect; and (ii) no Seller shall be required to, and Buyer shall not, in connection with obtaining any consents or approvals hereunder, consent to (x) the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of Closing or (y) the imposition of any terms, conditions or limitations on or with respect to any Seller, any of its respective Affiliates, any of its respective businesses or any of the benefits to any Seller and its respective Affiliates of the transactions contemplated hereunder.

(f)For purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the consents, approvals, filings and payments described in the foregoing provisions of the Section 7.1 shall not be a condition to Closing except to the extent expressly set forth in Sections 8.5, 8.6, 9.5 or 9.6, as applicable.

(g)Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to Closing. Prior to Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

7.2    Access of Buyer.

(a)During the Interim Period, Sellers will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents and the officers and employees of the Project Companies, but only to the extent that (i) such access (A) does not unreasonably interfere with the business of the Project Companies and (B) is reasonably related to Buyer’s obligations and rights hereunder and (ii) neither Sellers nor their Affiliates are prohibited from providing such access by the terms of any applicable Contract; provided, however, that (x) Sellers shall have the right to have a Representative present for any communication with employees or officers of the Project Companies and (y) Buyer shall and shall cause its Representatives to observe and comply with all applicable health, safety and security requirements of Sellers and the Project Companies. Neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers or parties that have business relationships with the Project Companies in connection with the transactions contemplated hereby without the specific prior written authorization of Sellers. For purposes of clarification, Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on, under, at or from the Property and, for purposes of clarification, the conducting of such physical inspections shall not be a condition to Closing. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 7.2, Buyer shall have no right of access to, and none of the Sellers nor any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to any Seller or any of its respective Affiliates, (y) cause any Seller or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that in the case of (1) above, at Closing, the Company will be assigned the rights of any Seller or its respective Affiliates under all confidentiality agreements executed by third parties in connection with such bidding process. Promptly upon completion of any such access, Buyer shall repair at its sole expense any damage caused by such access.

(b)Buyer agrees to indemnify and hold harmless each Seller, its respective Affiliates and its and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by such Seller, its respective Affiliates or its or their respective Representatives arising out of the access rights under this Section 7.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Property.

7.3    Conduct of Business. Except as specifically provided in this Agreement (including Schedule 7.4), during the Interim Period, Sellers shall cause each Project Company to, and the Alinda Sellers shall cause each Alinda Acquired Company to, conduct its operations in the ordinary course of business and to use commercially reasonable efforts to preserve, maintain, and protect its material Assets, rights, and properties.

7.4    Certain Restrictions. Without limiting the generality of Section 7.3, during the Interim Period, except as permitted or required by the other terms of this Agreement, any Permit or Material Contract, or as otherwise described in Schedule 7.4, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, Sellers shall cause the Project Companies to, and the Alinda Sellers shall cause the Alinda Acquired Companies to, and in the case of (a), (b), (c), (d), (f) and (o) below (as (o) applies to the immediately preceding section references) each Seller shall, not:

(a)create any Lien (other than a Permitted Lien or any Lien the release of which Sellers or the applicable Project Company is pursuing by commercially reasonable efforts) against any of the material Assets of the Acquired Companies;

(b)grant any material waiver of any material term under, or give any material consent with respect to, any Material Contract other than in the ordinary course of business;

(c)sell, transfer, convey or otherwise dispose of any material Assets of the Acquired Companies other than in the ordinary course of business;

(d)except as may be required to meet the requirements of any applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Acquired Companies;

(e)fail to maintain its limited liability company existence, consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(f)issue, sell, pledge, or otherwise encumber or dispose of any equity interests in any Acquired Companies;

(g)liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(h)purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(i)enter into, terminate or materially amend any Contract involving total consideration throughout its term in excess of $5,000,000 (including, without limitation, that certain Agreement between SourceGas Distribution LLC and Communications Workers of America AFL-CIO May 1, 2013 to April 30, 2016, as amended, but excluding (i) any Contract (A) that will be fully performed prior to Closing, (B) described in item 2 of Schedule 7.4, or (C) entered into, terminated or amended in the ordinary course of business) and (ii) any renewal or extension described in item 1 of Schedule 7.4. Notwithstanding the foregoing, neither Seller will, nor will either Seller permit or cause any Acquired Company to, amend, extend, replace or refinance that certain Term Loan Credit Agreement between SourceGas LLC, the lenders described therein, and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent, and all documents, instruments and agreements related thereto (the “Term Loan”), without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, except that the Project Companies may, without any such consent, extend the maturity of the Term Loan, or refinance the Term Loan with the same or another lender group, in each case, to a date not later than July 15, 2017 on terms that are substantially similar to the current Term Loan (it being understood that any such extension or refinancing may be subject to interest rates that differ from those in the current Term Loan);

(j)change or modify credit, collection or payment policies, procedures or practices of any Acquired Company, including acceleration or collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(k)except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Project Companies Benefit Plan, collective bargaining agreement or other written agreement in each case as in effect on the date of this Agreement, (C) as required to comply with applicable Law, (D) as permitted by this Agreement, or (E) with respect to bonus and incentive payments or opportunities, the cost of which will be borne by Sellers (directly, as a downward adjustment to the Purchase Price, pursuant to Section 7.7, or otherwise), (1) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Project Companies Benefit Plan or (2) take any action to accelerate any rights or benefits, or make any material determinations, under any Project Companies Benefit Plan;

(l)institute, settle or agree to settle any material litigation, suit, action, arbitration, audit, investigation, proceeding, or other claim pending or threatened before any arbitrator, court or other Governmental Authority the outcome of which has or would be reasonably likely to have the effect of restricting or impairing to any material extent any business practice or the conduct of business of any Acquired Company;

(m)change any material election with respect to Taxes;

(n)modify in any material respect the Charter Documents of the Acquired Companies; or
(o)agree or commit to do any of the foregoing;
provided, that Sellers shall not be required to refrain from taking or approving the taking of any action (x) required by any Acquired Company to comply with legal or contractual obligations or (y) in the case of an emergency.
7.5    Termination of Certain Services. Notwithstanding anything in this Agreement to the contrary, at or prior to Closing, Sellers may, or may cause the relevant Acquired Companies to, terminate, sever, or assign to Sellers or a Non-Company Affiliate (or, at Sellers’ option, to any other Person that is not an Acquired Company) effective upon or before Closing any services provided to any of the Acquired Companies by Sellers or a Non-Company Affiliate, including Tax, administrative, legal, finance, payroll, software licensing, vehicle use, management or accounting services, in each case with at least 30 days’ prior notice to Buyer.

7.6    D&O Indemnity. Buyer shall not, and shall cause the Acquired Companies from and after Closing not to, amend, waive or otherwise modify the Charter Documents of any Acquired Company to the extent such amendment, waiver or other modification does or could reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Sellers Appointees, any Seller or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Affiliates to indemnify pursuant to the Charter Documents of any Acquired Company the Sellers Appointees, Sellers or their respective Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Acquired Companies to, effective as of the Closing Date, obtain and fully pay the premium for the extension of the liability coverage of the Acquired Companies’ existing directors’ and officers’ insurance policy described in Schedule 5.4 for a claims reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Acquired Companies’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Sellers Appointees by reason of his or her service as an officer or director of any Acquired Company at or prior to the Closing Date (including in connection with this Agreement or the transactions contemplated hereby).

7.7    Tax Matters.

(a)Sellers shall file or cause to be filed all Tax Returns for U.S. federal or state income Taxes required to be filed by the Project Companies for all taxable periods ending on or prior to the Closing Date, regardless of whether such Tax Returns are due before or after Closing and shall pay all Taxes shown as due on such Tax Returns (except for those Taxes included as Current Liabilities in the final computation of Net Working Capital). Buyer shall assist Sellers in the filing of such Tax Returns. Sellers shall file or cause to be filed all other Tax Returns of the Project Companies that are due before the Closing Date. Buyer shall file or cause to be filed all other Tax Returns of the Project Companies.

(b)Alinda Sellers shall file or cause to be filed all Tax Returns for U.S. federal or state income Taxes required to be filed by the Alinda Acquired Companies for all taxable periods ending on or prior to the Closing Date, regardless of whether such Tax Returns are due before or after Closing, and shall pay any Taxes shown as due on such Tax Returns. Buyer shall assist Alinda Sellers in the filing of such Tax Returns. Alinda Sellers shall file or cause to be filed all other Tax Returns of the Alinda Acquired Companies that are due before the Closing Date. Buyer shall file or cause to be filed all other Tax Returns of the Alinda Acquired Companies.

(c)The Sellers shall pay all Taxes of the Project Companies and Alinda Sellers shall pay all Taxes of the Alinda Acquired Companies attributable to a Pre-Closing Date Straddle Period (except for those Taxes included in Current Liabilities in the final computation of Net Working Capital). For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of a taxpayer that is attributable to any tax period of such taxpayer that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the portion of such Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Date Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 7.7(c). The portion of such Tax attributable to the Pre-Closing Date Straddle Period will (i) in the case of any Taxes other than income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Date Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any income Taxes, sales or use taxes, value-added taxes, employment taxes, or withholding taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Date Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined.

(d)Each of Sellers and Buyer agree to file all applicable U.S. federal income Tax Returns consistent with Closing not causing a termination of the Company for U.S. federal income Tax purposes, and take no inconsistent position for any U.S. federal income Tax purpose, except as otherwise required by applicable Law or a determination within the meaning of Section 1313(a) of the Code.

(e)In the event that any Transfer Taxes are imposed on the transactions contemplated by this Agreement, each of Sellers and Buyer shall pay any Transfer Taxes imposed on it by Law as a result of the transactions contemplated by this Agreement, but, notwithstanding such requirement at Law, Buyer shall be responsible for the payment of all such Transfer Taxes. Accordingly, if any such Seller is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse such Seller for all such amounts. Each Seller and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Each Seller and Buyer shall cooperate and consult with each other prior to filing such Tax Returns to ensure that all such returns are filed in a consistent manner.

(f)All Tax Returns prepared or filed after the Closing Date by the Sellers or the Alinda Sellers shall be submitted to Buyer at least 10 Business Days prior to the due date thereof and shall be prepared in accordance with the past practice of the taxpayer to whom the Tax Return relates (except to the extent otherwise required by applicable Law).

(g)Each party will, and each party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Project Companies or the Alinda Acquired Companies, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of relevant Tax notices, forms or other communications received from or sent to any Taxing Authority.

(h)The Sellers and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Tax Returns related to the Project Company and the Alinda Acquired Companies for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

7.8    Public Announcements. This Agreement and all documents and information furnished by any Seller to Buyer on or after the date of this Agreement and prior to Closing (including all information gained by Buyer or its Representatives in exercising Buyer’s rights of access pursuant to Section 6.2) shall be subject to the Confidentiality Agreement. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, each Seller may disclose information regarding this Agreement and the transactions contemplated hereby to its direct and indirect investors, limited partners and other Affiliates; provided that any such Person to whom any such information is disclosed is obligated to, except as otherwise required by application of law or regulation, maintain such information in confidence. No Party shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is required by applicable Law, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Parties prior to announcement or issuance.

7.9    Updating. From time to time prior to Closing, Sellers may at their option supplement or amend and deliver updates to (or add schedules to) the Schedules as necessary to complete or correct any information in such Schedules with respect to any representation or warranty in Article III, Article IV or V. Any such update made pursuant to this Section 7.9 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement except to the extent such update would reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of any Seller to consummate the transactions contemplated hereby.

7.10    Retention and Severance Benefits. At or immediately prior to Closing, Sellers shall fund an escrow account with cash in an amount equal to the aggregate potential liability of SourceGas LLC as of the Closing Date under the Retention and Severance Letters. The funds in the escrow account shall be used to pay benefits under the Retention and Severance Letters as such benefits become due and payable in accordance with that certain Escrow Agreement by and among each Seller and SourceGas LLC, substantially in the form attached hereto as Exhibit C (subject to any revisions thereto that may be reasonably requested by the Escrow Agent thereunder) (the “Escrow Agreement”). Notwithstanding anything herein to the contrary, (i) amounts paid from the escrow account shall only be paid upon written approval of Sellers and SourceGas LLC in accordance with the terms of the Escrow Agreement and (ii) any funds remaining in the escrow account upon the earlier of 14 months following Closing and the satisfaction of all benefits to be paid under the Retention and Severance Letters shall be paid to Sellers in accordance with the terms of the Escrow Agreement.

7.11    WARN Act. Buyer shall not take any action following Closing that could result in liability for Sellers or their respective Affiliates under the federal Worker Adjustment and Retraining Notification Act of 1988, or similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

7.12    Use of Certain Names. Within 15 days following Closing, Buyer shall cause the Acquired Companies to cease using the words “Alinda”, “ASC”, “Aircraft Services Corporation”, “General Electric” and “GE” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Sellers’ Marks”), including eliminating the Sellers’ Marks from the Property and the Assets of the Acquired Companies and disposing of any unused stationery and literature of any Acquired Company bearing the Sellers’ Marks. Thereafter, Buyer shall not, and shall cause the Acquired Companies and their respective Affiliates not to, use the Sellers’ Marks or any other logos, trademarks, trade names or other Intellectual Property belonging to Sellers or any Affiliate thereof. Buyer acknowledges that it, its Affiliates and, from and after Closing, the Acquired Companies have no rights whatsoever to use such Intellectual Property.

7.13    Indebtedness and Distributions. Notwithstanding anything in this Agreement to the contrary:

(a)At or prior to Closing, in their sole discretion, Sellers may, or may cause the Project Companies to, repay or cash collateralize effective as of Closing all or any portion of any indebtedness for borrowed money of the Project Companies; and

(b)Sellers shall have the right to cause the Project Companies to, and the Alinda Sellers shall have the right to cause the Alinda Acquired Companies to, pay cash dividends, and/or make cash distributions to Sellers or their respective Affiliates at any time prior to Closing.

7.14    Insurance. Buyer shall be solely responsible for providing insurance to the Acquired Companies for any Claims made after Closing with respect to any Acquired Company or any Asset of the Acquired Companies regardless of when the event or occurrence relating to the Claim arose. If any Losses occur prior to Closing that relate to the Acquired Companies and a Claim associated with any such Losses can reasonably be made against one or more third parties, including under any insurance policies listed on Schedule 5.4 or any renewal thereof, Sellers shall (or if such Claim relates solely to the Alinda Acquired Companies, the Alinda Sellers shall), both before and after Closing, be entitled to control such Claim and, if any Seller so elects to control such Claim, Buyer shall cause the Project Companies to cooperate in connection therewith. If any insurance proceeds or other third party reimbursements are received by Buyer or the Acquired Companies following Closing in respect of any such Losses, Buyer shall, and shall cause the Acquired Companies to, as applicable, promptly pay to Sellers all such proceeds in such proportions as Seller shall direct in writing.

7.15    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Parties shall (and in the case of Buyer, Buyer shall, and shall cause the applicable Acquired Companies to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

7.16    Continuing Employees. A “Continuing Employee” is each employee of the Project Companies on the Closing Date that is not subject to a collective bargaining agreement.  Until the earlier of one year after the Closing Date or the date the Continuing Employee ceases to be employed by Buyer or an Affiliate of Buyer, Buyer shall, or shall cause an Affiliate of Buyer to, provide each Continuing Employee with: (i) base salary or hourly wage rate that is no less than the base salary or hourly wage rate provided by the Project Companies immediately prior to Closing; (ii) bonus and incentive opportunities that are no less than the bonus incentive opportunities, if any, provided by the Project Companies immediately prior to Closing; and (iii) employee benefits that are substantially the same, in the aggregate, as the employee benefits provided by the Project Companies Benefit Plans immediately prior to Closing. If Buyer or an Affiliate of Buyer chooses to terminate any Project Companies Benefit Plan and provide employee benefits pursuant to the plans of Buyer or an Affiliate of Buyer, each Continuing Employee shall receive credit under such plans for eligibility and vesting purposes and for any severance or paid time off benefit plans only for benefit determination purposes for his or her service with the Project Companies and any predecessor employer, provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits for the same period of service or (y) such service was not recognized under the corresponding Project Companies Benefit Plan. In addition, and without limiting the generality of the foregoing, (1) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all of Buyer’s or its Affiliates’ employee benefit plans (each such plan, a “Buyer Plan”) to the extent coverage under any such Buyer Plan replaces coverage under a comparable Project Companies Benefit Plan in which the Continuing Employee participated immediately prior to the replacement of the Project Companies Benefit Plan by the Buyer Plan (each such plan, a “New Plan”), and (2) if a New Plan replaces a Project Companies Benefit Plan on a date other than the last day of the plan year for such Project Companies Benefit Plan, Buyer shall cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year ending on the date such participation in the New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the plan year in which such participation begins as if such amounts had been paid in accordance with such New Plan.

This Section 7.16 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.16, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.16. The Parties acknowledge and agree that nothing in this Agreement shall (i) amend, or be deemed to amend, any Benefit Plan or any other employee benefit or compensation plan, program, policy, practice or arrangement or restrict any authority to amend or terminate any of the foregoing, (ii) provide any other Person with any right, benefit or remedy with regard to any Benefit Plan or other employee benefit or compensation plan, program, policy, practice, or otherwise, (iii) provide any other Person (including any Continuing Employee) with the right to continued employment with any Project Company, Buyer or any of their Affiliates, or (iv) restrict any Project Company, Buyer or any of their Affiliates from terminating any Person’s employment at any time (subject to the Project Company’s standard practices and policies regarding severance, if any, in effect as of the Closing).
7.17    Cooperation with Financing. From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Sellers shall use their commercially reasonable efforts to cooperate, and to cause the Acquired Companies and the Sellers’ and Acquired Companies’ respective officers, employees and advisors, including legal and accounting, to cooperate, with Buyer and its Affiliates in connection with the arrangement of the third-party financing contemplated by the Commitment Letter (such third-party financing, the “Financing”) to pay a portion of the Purchase Price, including (i) furnishing financial and other pertinent and customary information relating to the Acquired Companies and their businesses to Buyer, Buyer’s Affiliates and the Financing Sources, on a confidential basis, to the extent reasonably requested by Buyer or its Affiliates to assist in preparation of customary offering or information documents or marketing materials to be used for the completion or marketing of the Financing, including, without limitation, all financial statements and financial and other data and information of the type and form required by Regulation S-X under the Securities Act of 1933 and of the type and form customarily included in a registration statement on Form S-1 for a non-reporting company under the Securities Act of 1933 for a public offering of debt or equity securities, all other data that would be necessary for the underwriter of such offering to receive customary “comfort” (including “negative assurance” comfort) from the Acquired Companies’ independent accountants in connection with such offering, (ii) using commercially reasonable efforts to obtain from the Acquired Companies’ independent accountants comfort letters (and consents of such accountants for use of their reports in any materials relating to the Financing and in connection with any filings required to be made by Buyer pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended) customarily provided with respect to financial information of an acquired business in a public offering of debt or equity securities; and (iii) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Acquired Companies or their respective securities. None of Sellers, the Acquired Companies or their respective officers, employees, or advisors shall be required to take any action that would materially interfere with its normal business operations or subject it to actual or potential liability, to take any action that would violate an attorney-client privilege, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing. Buyer shall, promptly upon request by Sellers or the applicable Acquired Company, reimburse the applicable Sellers or Acquired Company for all documented and reasonable out-of-pocket costs incurred by the applicable Sellers or Acquired Company in connection with this Section 7.17. Buyer shall indemnify and hold harmless Sellers, the Acquired Companies, and its and their respective officers, employees, and advisors from and against any and all liabilities or losses suffered or incurred by them in connection with the cooperation and information provided by such Persons pursuant to this Section 7.17.

7.18    Financing.

(a)Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Financing to, until the earlier of Closing or the valid termination of this Agreement, be available to Buyer upon the terms and conditions set forth in the Commitment Letter, including (i) taking actions to enforce its rights against the lenders and other persons providing the Financing to fund such Financing and (ii) using its commercially reasonable efforts to (A) maintain in effect the Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Buyer obtaining the Financing, and (C) enter into definitive agreements with respect thereto on terms and conditions contained in the Commitment Letter. Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or any definitive agreements related to the Financing, if such amendment, supplement, modification or waiver would be reasonably expected to prevent, delay or hinder Buyer’s ability to consummate the transactions contemplated hereby, in each case, without Sellers’ prior written consent. Buyer shall promptly furnish to Sellers a complete copy of any amendment, supplement or other modification to the Commitment Letter and a full description of any waiver of Buyer’s rights under the Commitment Letter, as applicable.

(b)In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter, (i) Buyer shall promptly notify Sellers, and (ii) Buyer shall use its commercially reasonable efforts to obtain alternative financing from alternative sources, on terms, taken as whole, that are not materially less beneficial to Buyer than those contemplated by the Commitment Letter, would not involve any material conditions to funding the Financing that are not contained in the Commitment Letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, as promptly as practicable following the occurrence of such event. In the event that alternative financing shall be secured pursuant to this Section 7.18(b), Buyer shall comply with the covenants in Section 7.18(a) with respect to such alternative financing and shall promptly furnish to Sellers the commitment letter and term sheet, including all exhibits, schedules or amendments thereto (or similar documents), with respect to such alternative financing.

ARTICLE VIII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):
8.1    Representations and Warranties. The representations and warranties made by any Seller in Article III, Article IV and Article V shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, be true and correct as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect and would not have a material adverse effect on the ability of any Seller to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties of the Sellers set forth in (x) Section 3.4, Section 4.4, and Section 5.3 shall be true and correct in all respects, and (y) Section 3.2 and Section 4.2 shall be true in all material respects, in each case, as of the Closing Date as though made on the Closing Date.

8.2    Performance. Each Seller shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

8.3    Officer’s Certificate. Each Seller shall have delivered to Buyer at Closing an officer’s certificate, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2 with respect to such Seller.

8.4    Orders and Laws. There shall not be any Law or order of any Governmental Authority having jurisdiction (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

8.5    [Reserved]

8.6    Required Regulatory Approvals; HSR Act. (i) The Required Regulatory Approvals shall have been obtained and (ii) no terms shall have been imposed in connection therewith by any Governmental Authority which terms would reasonably be expected to have a Material Adverse Effect. Any waiting period (and any extension thereof) applicable to the Closing under the HSR Act shall have been terminated or shall have expired.

8.7    Resignation of Managers, Officers and Directors. Sellers shall have caused (effective as of Closing) the resignation or removal of the Sellers Appointees.

8.8    Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

ARTICLE IX
SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in its sole discretion):
9.1    Representations and Warranties. The representations and warranties made by Buyer in Article VI shall, without giving effect to any materiality qualifier contained therein, (a) be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, be true and correct as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

9.2    Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

9.3    Officer’s Certificate. Buyer shall have delivered to Sellers at Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 9.1 and 9.2.

9.4    Orders and Laws. There shall not be any Law or order of any Governmental Authority having jurisdiction (except for any such order issued in connection with a Proceeding instituted by Sellers or any Non-Company Affiliate) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

9.5    Consents and Approvals. Except with respect to the Required Regulatory Approvals (which are governed by Section 9.6), the Sellers Approvals and Company Consents shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Law or Governmental Authority with respect to such Company Consents and Sellers Approvals shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

9.6    Required Regulatory Approvals. (i) The Required Regulatory Approvals shall have been obtained and (ii) no terms shall have been imposed in connection therewith that (x) are not conditional upon the occurrence of Closing or (y) place conditions or limitations on or with respect to any Seller, any of its respective Affiliates, any of its respective businesses or any of the benefits to any Seller and its respective Affiliates of the transactions contemplated hereunder.

ARTICLE X
TERMINATION

10.1    Termination. This Agreement may be terminated, as follows:

(a)at any time before Closing, by Sellers or Buyer, by written notice to the other, in the event that any Law or final order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the sale of the Acquired Interests pursuant to this Agreement;

(b)at any time before Closing, by Sellers, by written notice to Buyer, if (i) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article IX and (ii) such breach (other than a breach of Buyer’s obligation to make any payment set forth in and in accordance with Section 2.6, which shall not have any cure period) has not been cured by the earlier of (x) 30 days following written notification from Sellers to Buyer thereof and (y) the Outside Date;

(c)at any time before Closing, by Buyer, by written notice to Sellers, if (i) any Seller has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to Sellers thereof and (B) the Outside Date;

(d)at any time before Closing, by Buyer or Sellers, by written notice to the other, if Closing has not occurred on or before July 12, 2016 (as such date may be extended pursuant to Section 7.1(e)(ii), the “Outside Date”); provided, however, that no Party shall be entitled to terminate this Agreement under this Section 10.1(d) if such Party is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would, assuming Closing were to occur on the proposed date of termination, cause a condition to Closing in Article VIII or Article IX, as applicable, not to be fulfilled, or, in the case of Buyer, is a breach of Buyer’s obligation to make any payment set forth in and in accordance with Section 2.6; or

(e)by mutual written consent of Buyer and Sellers.

10.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, there will be no liability or obligation hereunder on the part of Sellers or any of their respective Affiliates or Buyer or any of its Affiliates, and Sellers and their respective Affiliates shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of any such Acquired Interests (and/or direct or indirect interests in the Project Companies) to any Person without any restriction under this Agreement, provided that, notwithstanding anything herein to the contrary, Article I, Sections 7.2(b), 7.8, the last sentence of Section 7.17, 10.2, 11.2, 11.5, and 11.6, and Article XII (other than Section 12.14) will survive any such termination. Notwithstanding anything herein to the contrary, if this Agreement is validly terminated by a Party pursuant to Section 10.1(b) or 10.1(c), as applicable, then the terminating Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XI
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

11.1    Indemnity. From and after Closing:

(a)Each Alinda Seller shall, on a joint and several basis with the other Alinda Seller, indemnify, defend and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from:

i.any breach as of Closing of any representation or warranty of the Alinda Sellers contained in Article III of this Agreement or in the certificate delivered by the Alinda Sellers pursuant to Section 8.3 (as though any such representation and warranty were made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), but excluding any of the representations and warranties set forth in such certificate relating to Article IV or Article V; and

ii.any breach of any covenant or agreement of one or both of the Alinda Sellers contained in this Agreement.

(b)ASC shall, on a several basis, defend and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from:

i.any breach as of Closing of any representation or warranty of ASC contained in Article IV of this Agreement or in the certificate delivered by ASC pursuant to Section 8.3 (as though any such representation and warranty were made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), but excluding any of the representations and warranties set forth in such certificate relating to Article III or Article V; and

ii.any breach of any covenant or agreement of ASC contained in this Agreement.

(c)Sellers shall indemnify, defend and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from: (i) any breach as of Closing of any representation or warranty of Sellers contained in Article V of this Agreement or in any certificate delivered pursuant to Section 8.3 (as though any such representation and warranty were made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date), but excluding any of the representations and warranties set forth in such certificate relating to Article III or Article IV; and (ii) any breach of any covenant or agreement made collectively by all Sellers in this Agreement, it being understood that covenants of specific Sellers or of “each Seller” or “such Seller” set forth in this Agreement shall not be subject to this Section 11.1(c)(ii) and shall instead be governed by Section 11.1(a)(ii) or Section 11.1(b)(ii), as applicable.

(d)Buyer shall indemnify, defend and hold each Seller harmless from and against all Losses incurred or suffered by such Seller resulting from:

i.any breach as of Closing of any representation or warranty of Buyer contained in Article VI of this Agreement or in the certificate delivered by Buyer pursuant to Section 9.3 (as though made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date);

ii.any breach of any covenant or agreement of Buyer contained in this Agreement; and
iii.the Assumed Liabilities.

11.2    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)The respective representations, warranties, covenants and agreements of Sellers and Buyer contained in this Agreement (or in any certificate delivered in connection herewith) and all waivers, disclaimers and limitations of Sellers’ liability contained in this Agreement, shall (i) in the case of the representations and warranties in Article VI, the Fundamental Representations, the representations and warranties set forth in Section 5.9, and the representations and warranties relating thereto set forth in the Closing certificates delivered hereunder, survive the Closing Date until the thirtieth (30th) day after the expiration of the applicable statute of limitations, (ii) in the case of all representations and warranties set forth in this Agreement (other than the representations and warranties described in the immediately preceding clause (i)) and the representations and warranties relating thereto set forth in the Closing certificates delivered hereunder, survive the Closing Date for a period of nine months after the Closing Date, (iii) in the case of any of the Parties’ respective covenants and agreements which by their terms are to be performed at or prior to Closing, survive the Closing Date for nine months, (iv) in the case of any of the Parties’ respective covenants and agreements which by their nature are to be performed after Closing, survive the Closing Date for the period provided in accordance with their express terms, (v) in the case of all covenants and agreements not covered by the immediately preceding clause (iv), which by their nature are to be performed after Closing, survive the Closing Date for the period until they are fully performed and (vi) in the case of all waivers, disclaimers and limitations of Sellers’ liability, survive the Closing Date indefinitely. No Party shall have any liability for indemnification claims made under Section 11.1 with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement provided in this Section 11.2(a). Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved;

(b)any breach by any Seller of a representation, warranty, covenant or agreement in this Agreement (or in any certificate delivered hereunder) in connection with any single item that results in Losses of less than $200,000 (the “De Minimis Threshold”) shall be deemed, for all purposes, not to be a breach of such representation, warranty, covenant or agreement;

(c)Sellers shall have no liability for breaches of representations or warranties (other than Fundamental Representations) in this Agreement (or in any certificate delivered hereunder) until the aggregate amount of all Losses incurred by Buyer (excluding for purposes of calculating the Deductible Amount all individual Losses that do not satisfy the De Minimis Threshold) equals or exceeds 1.5% of the Purchase Price (the “Deductible Amount”), in which event Sellers shall be liable for Losses only to the extent they are in excess of the Deductible Amount;

(d)in no event shall the Alinda Sellers’ aggregate liability arising out of or relating to this Agreement, whether relating to breach of representation, warranty, covenant or agreement in this Agreement or in any certificate or instrument delivered hereunder, and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 5% of the Alinda Sellers Equity Purchase Price; provided, however, that the Alinda Sellers’ aggregate liability arising out of or relating to the Alinda Sellers’ indemnification obligations under Section 11.1 in respect of fraud, breaches by the Alinda Sellers of Fundamental Representations or covenants may exceed such amount but shall in no event (together with all aggregate liability described in this clause (d)) exceed the Alinda Sellers Equity Purchase Price;

(e)in no event shall ASC’s aggregate liability arising out of or relating to this Agreement, whether relating to breach of representation, warranty, covenant or agreement in this Agreement or in any certificate or instrument delivered hereunder, and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 5% of the ASC Equity Purchase Price; provided, however, that ASC’s aggregate liability arising out of or relating to ASC’s indemnification obligations under Section 11.1 in respect of fraud, breaches by ASC of Fundamental Representations or covenants may exceed such amount but shall in no event (together with all aggregate liability described in this clause (e)) exceed the ASC Equity Purchase Price;

(f)Buyer must give written notice to Sellers within a reasonable period of time after becoming aware of any breach by any Seller of any representation, warranty, covenant or agreement in this Agreement;

(g)Sellers must give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any representation, warranty, covenant or agreement in this Agreement;

(h)without limiting the provisions of Section 11.2(i), the Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate any Loss in connection with this Agreement;

(i)Buyer shall, prior to seeking recovery from Sellers of any Loss pursuant to Section 11.1, exercise its commercially reasonable efforts to seek recovery from third parties (including insurance recoveries) and to obtain rate base recovery of such Loss through the Project Companies. Buyer shall keep Sellers reasonably informed as to the efforts made by Buyer or its Affiliates to obtain such rate base recovery and shall provide Sellers with copies of all filings, correspondence and other information to or from any Governmental Authority or other Person relating thereto; provided, however, that any Claim shall not expire until final resolution of any such rate base recovery proceeding, notwithstanding the terms of Section 11.2(a);

(j)If Sellers pay to Buyer any amount in respect of a claim for indemnity brought by Buyer pursuant to Section 11.1 and Buyer subsequently recovers, directly or indirectly (via a Project Company’s rate base recovery or otherwise), from any other Person any amount in respect of the Losses underlying such claim, then Buyer shall promptly pay to Sellers all such amounts recovered directly or indirectly from such other Person; provided that Buyer shall not be required to pay to Sellers any amount in excess of the amount paid by Sellers pursuant to Section 11.1 in respect of the subject claim;

(k)Sellers shall have no liability for any Losses that represent the cost of repairs, remediations, replacements or improvements that enhance the value of the repaired, remediated, replaced of improved Asset above its value on the Closing Date or which represent the cost of repair, remediation or replacement exceeding the lowest reasonable cost of repair, remediation or replacement;

(l)In the event Buyer obtains knowledge of any matter that causes or would be likely to cause any of Sellers’ representations or warranties to be untrue or inaccurate in any respect, Buyer shall promptly give notice of such matter to Sellers. If Buyer fails to notify Seller of any such matter, then, following Closing, none of Sellers nor their respective Affiliates shall have any liability for any breach of such representation or warranty by Sellers of this Agreement directly related to such matter (or of any representation or warranty set forth in any closing certificate delivered under Article VIII of this Agreement) (and, without in any way limiting the generality of the foregoing, for purposes of this Section 11.2(l), the documents and their contents and other information disclosed to Buyer or its Representatives in the course of its due diligence, are deemed known by Buyer);

(m)Sellers shall have no liability pursuant to this Agreement in respect of and to the extent of any item or any Losses that have been (i) included in the calculation of the Closing Indebtedness, (ii) reflected as a liability in Net Working Capital as finally determined pursuant to Section 2.7, or (iii) reflected as a liability or reserve in the financial statements referred to in Section 5.8;

(n)Sellers and Buyer acknowledge that after Closing the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other Claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and each Seller hereby waives any right to rescind this Agreement or any of the transactions contemplated hereby; and

(o)references to Material Adverse Effect and other materiality qualifications shall be disregarded solely for purposes of calculating Losses with respect to which one Party indemnifies the other pursuant to Section 11.1(a). For the avoidance of doubt, such references shall not be disregarded in determining whether a breach by a Party of any of its representations made herein or hereunder has occurred.

11.3    Waiver of Claims. Subject to Section 11.1, effective as of Closing, Buyer hereby unconditionally waives and releases Sellers and their respective Affiliates and their respective Representatives and the Sellers Appointees (collectively, the “Released Parties”) from and against, all Claims and all obligations, damages and liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), expenses or other Losses arising from or relating to, and shall not (and shall not permit any Acquired Company to) make any Claim against the Released Parties in respect of, the Assumed Liabilities or any breach or alleged breach of any Charter Document or any fiduciary or similar duty relating to any actions or failures to act (including negligence or gross negligence) in connection with the business, ownership or operation of the Acquired Companies, whenever arising or occurring, and whether arising under Contract, statute, common law or otherwise. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

11.4    Assumed Liabilities. Effective as of Closing, and subject to Section 11.1, Buyer hereby assumes the Assumed Liabilities.

11.5    Waiver of Other Representations.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE ASSETS, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY SELLER IN ARTICLES III, IV AND V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NONE OF SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY (X) TAX MATTERS EXCEPT AS EXPRESSLY MADE BY

SELLERS, AS APPLICABLE, IN SECTION 3.6 AND SECTION 5.9, (Y) ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY MADE BY SELLERS IN SECTION 5.13 OR (Z) EMPLOYMENT MATTERS EXCEPT AS EXPRESSLY MADE BY SELLER IN SECTIONS 5.15 AND 5.16 AND (II) NONE OF SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT COMPANIES OR THE PROJECT COMPANY ASSETS.

(b)EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN ARTICLES III, IV AND V, SELLERS’ INTERESTS IN THE ACQUIRED INTERESTS ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES OR THE PROJECT COMPANY ASSETS.

(c)BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III, IV AND V AND IN ANY CERTIFICATES OF SELLERS ARE THOSE ONLY OF SELLERS AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE (INCLUDING ANY ACQUIRED COMPANY) OR REPRESENTATIVE OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.

11.6    Waiver of Remedies.

(a)The Parties hereby agree that no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Sections 7.2(b), 10.2, 11.1, 11.3, 11.4 and 12.14.

(b)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-reimbursable Damages”); PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION 11.6(b) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

(c)Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of any Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any Seller) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Seller in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

11.7    Procedure with Respect to Third-Party Claims.

(a)If any Party becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim and the amount thereof in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 11.7(a), the Responding Party shall be entitled to participate in such Proceeding and, if the Responding Party wishes, the Responding Party may elect to control the defense of such Proceeding (such election to be without prejudice to the right of the Responding Party to dispute whether such claim is for indemnifiable Losses under this Article XI), if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense and (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in (but not control) the defense or settlement thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of such Claim may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are fully covered by the Responding Party.

(c)If notice is given to the Responding Party of the commencement of any third-party legal Proceeding and the Responding Party does not, within 30 days after the Claiming Party’s notice is given pursuant to Section 11.7(a), give notice to the Claiming Party of its election to control the defense of such legal Proceeding, or if any of the conditions set forth in clauses (i) and (ii) of Section 11.7(b) become unsatisfied, then the Claiming Party shall (upon notice to the Responding Party) have the right to control the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall, subject to the limitations of liability set forth herein, reimburse the Claiming Party for the costs of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and shall, subject to the limitations of liability set forth herein, remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim for a breach under this Agreement; provided, further, that the Claiming Party may not effect any such compromise or settlement without the consent of the Responding Party (which consent shall not be unreasonably withheld, denied or delayed). The Responding Party may elect to participate in such legal Proceedings, negotiations or defense at any time at its own expense.

(d)In the event a Claiming Party recovers Losses in respect of a claim for indemnification under this Article XI, no other Claiming Party shall be entitled to recover the same Losses in respect of a claim for indemnification hereunder.

11.8    Procedure with Respect to Direct Claims. Promptly after any Claiming Party comes to believe that it has a claim for indemnification against a Responding Party which does not involve a third-party Claim (a “Direct Claim”), the Claiming Party shall notify the Responding Party in writing of such Direct Claim and specify in such notice the basis for such Direct Claim setting forth the nature of the Claim and the amount thereof in reasonable detail. The Claiming Party shall enclose with such notice a copy of all material documents in the possession or under the control of such Claiming Party relating to such Direct Claim. Any failure of a Claiming Party to so notify a Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Direct Claim is prejudiced by the failure to give such notice. The Claiming Party shall fully cooperate with the Responding Party and its counsel in determining the validity of any Direct Claim and in otherwise resolving such Direct Claim.

11.9    Access to Information.

(a)After the Closing Date, Sellers and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Acquired Companies to grant to Sellers (or their respective designees), access at all reasonable times to all of the Records relating to the Acquired Companies in its possession or the possession of the Acquired Companies, and shall afford each such Person the right (at such Person’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims among the Parties and/or their Affiliates arising under, this Agreement, subject to the reasonable confidentiality restrictions of the disclosing party. Without limiting the foregoing, Buyer shall, and shall cause the Acquired Companies to, grant to Sellers (and their respective designees) each of the foregoing access rights to the extent such Records are necessary or useful to Sellers in connection with any investigation or audit by a Governmental Authority or any claim or dispute by or with any Person other than Buyer or the Project Companies. Buyer shall maintain, and shall cause the Acquired Companies to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as Sellers shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Sellers or their respective Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery.

(b)Sellers and Sellers’ respective Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transaction contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Sellers. Without limiting the foregoing, ASC may retain a copy of all books and records related to the Retained ASC Interest.

ARTICLE XII
MISCELLANEOUS
12.1    Notice.

(a)Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile (in the case of deliveries by facsimile, followed promptly by delivery of an original via a nationally recognized courier service) or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:
Black Hills Utility Holdings, Inc.
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Jeffrey B. Berzina, Vice President - Strategic Planning and Development

With a copy to:

Black Hills Corporation
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Steven J. Helmers, General Counsel

With a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP
1470 Walnut Street, Suite 300
Boulder, Colorado 80302
Fax: (303) 447-7800
Attn: John R. Marcil

If to Alinda Gas Delaware, to:

Alinda Gas Delaware LLC
c/o Alinda Capital Partners
100 West Putnam Avenue
Greenwich, CT 06830
Fax: (203) 930-3880
Attn: General Counsel
If to Alinda Fund, to:
Alinda Infrastructure Fund I, L.P.
c/o Alinda Capital Partners
100 West Putnam Avenue
Greenwich, CT 06830
Fax: (203) 930-3880
Attn: General Counsel
In each case, with a copy to (which shall not constitute notice):

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Fax: (713) 221-2108
Attn:     G. Alan Rafte
Roxanne Almaraz

If to ASC, to:

c/o GE Energy Financial Services
GE EFS Portfolio
Aircraft Services Corporation
800 Long Ridge Road
Stamford, CT 06927
Fax: (203) 357-4890
Attn: General Counsel

With a copy to (which shall not constitute notice):
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Fax: (713) 221-2108
Attn:     G. Alan Rafte
Roxanne Almaraz

(b)Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 12.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

(c)Notice provide by any Seller in accordance with this Agreement shall be deemed to have been given by all Sellers under this Agreement.

12.2    Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

12.3    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

12.4    Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Sellers not expressly set out in the Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Sellers in the Agreement. Any item or matter disclosed or listed on any particular Schedule or exhibit is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of this Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

12.5    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 11.6, be cumulative and not alternative.

12.6    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Sellers and Buyer; provided, however, that notwithstanding the foregoing, in the event that any party seeks an amendment, modification, consent or waiver to any of Sections 11.3, 12.7 or 12.12 or this Section 12.6 that is adverse to the Financing Sources, the prior written consent of the Financing Sources shall be required before any such amendment, modification, consent or waiver may become effective.

12.7    No Third Party Beneficiary. Except for the provisions of Sections 7.2(b), 7.6, the last sentence of Section 7.17, 11.3, 11.5, 11.6, 12.6 and 12.12 (which are intended to be for the benefit of the Persons identified therein, including but not limited to the Financing Sources), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

12.8    Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Notwithstanding the foregoing, without the prior written consent of any other Person, Buyer, may at any time, in its sole discretion, assign, in whole or in part, (x) its rights and obligations pursuant to this Agreement to one or more of its Affiliates and (y) its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; provided that any such assignment shall not relieve Buyer of its obligations hereunder. Subject to this Section 12.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

12.9    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

12.10    Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.12    Governing Law; Venue; and Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law). Each of the Parties irrevocably agrees that any legal action or proceeding (i) with respect to this Agreement or the transactions contemplated hereby or (ii) involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto (any such legal action or proceeding described in this clause (ii), a “Financing Sources Action”) shall in each case be brought and determined in any state or federal court in New York County, State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of (x) any legal proceeding arising out of or related to this Agreement and (y) any Financing Sources Action, and the Parties hereto further agree to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any Financing Sources Action in any such court. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby (including but not limited to any Financing Sources Action) in any court or jurisdiction other than the above specified courts; provided, however, that except in the case of a Financing Sources Action, the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties agree that any Financing Sources Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

(b)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO ANY FINANCING SOURCES ACTION) AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

12.13    Attorneys’ Fees. If any Party shall bring an action to enforce the provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party or Parties.

12.14    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if, prior to the earlier of valid termination and Closing, any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If, prior to the earlier of valid termination and Closing, any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, any non-breaching Party may (at any time prior to the valid termination of this Agreement pursuant to Article X), subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. For purposes of clarification, nothing contained in this Agreement shall prevent or impair the ability of a Party to seek specific performance prior to the earlier of valid termination of this Agreement in accordance with Article X and Closing.

12.15    Waiver. Buyer agrees, on its own behalf and on behalf of its Affiliates and Representatives (including the Acquired Companies following Closing), that, following Closing, Bracewell & Giuliani LLP may serve as counsel to Sellers and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, including any dispute arising out of or relating to this Agreement and the transactions contemplated by this Agreement, notwithstanding any representation by Bracewell & Giuliani LLP of the Acquired Companies prior to the Closing Date. Buyer, on behalf of itself and its Affiliates and Representatives (including the Acquired Companies after Closing) hereby (a) consents to Bracewell & Giuliani LLP’s representation of Sellers and Sellers’ Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, (b) waives any Claim it has or may have that Bracewell & Giuliani LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Acquired Companies prior to Closing and (c) agrees that, in the event that a dispute arises between Buyer and/or any of the Acquired Companies or any of Buyer’s or the Acquired Companies’ respective Affiliates, on the one hand, and Sellers and/or Sellers’ Affiliates, on the other hand, Bracewell & Giuliani LLP may represent Sellers and/or Sellers’ Affiliates in such dispute even though the interests of Sellers and Sellers’ Affiliates may be directly adverse to Buyer or the Acquired Companies or any of Buyer’s or the Acquired Companies’ respective Affiliates and even though Bracewell & Giuliani LLP may have represented the Acquired Companies in a matter substantially related to such dispute. Buyer further agrees that, as to all communications among Bracewell & Giuliani LLP, the Acquired Companies, Sellers or their respective Affiliates and Representatives prior to Closing that relate solely to this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege belongs, to the extent such privilege exists, to Sellers and their Non-Company Affiliates and may be controlled by Sellers and their Non-Company Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or the Acquired Companies or any of Buyer’s or the Acquired Companies’ respective Affiliates. To the extent that Buyer, the Acquired Companies, or any of Buyer’s or the Acquired Companies’ respective Affiliates has or maintains any ownership of the privilege with respect to these communications, Buyer agrees (on behalf of itself and all such Persons), except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Acquired Companies, on the one hand, and any other Person (other than Sellers and their Non-Company Affiliates), on the other hand, after Closing, the Acquired Companies may assert the attorney-client privilege against such Person to prevent disclosure of confidential communications by or with Bracewell & Giuliani LLP.

12.16    Parent Guaranty. Each Party acknowledges that, on the date of this Agreement, Black Hills Corporation, a South Dakota corporation and Affiliate of Buyer, is executing and delivering to Sellers the Guaranty (the “Guaranty”) that is attached hereto as Exhibit D.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ALINDA GAS DELAWARE: ALINDA GAS DELAWARE LLC
By:	/s/ James Metcalfe
Name:	James Metcalfe
Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

ALINDA FUND: ALINDA INFRASTRUCTURE FUND I, L.P.
By:	/s/ James Metcalfe
Name:	James Metcalfe
Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

ASC: AIRCRAFT SERVICES CORPORATION
By:	/s/ John Pugh
Name:	John Pugh
Title:	Vice President

Signature Page to Purchase and Sale Agreement

BUYER: BLACK HILLS UTILITY HOLDINGS, INC.
By:	/s/ David R. Emery
Name:	David R. Emery
Title:	CEO

Signature Page to Purchase and Sale Agreement